UNIT PURCHASE AGREEMENT

by and among

RECRO PHARMA, INC.,

IRISYS, LLC,

THE SELLERS (AS DEFINED THEREIN)

and

IRISYS, INC., AS THE SELLERS’ REPRESENTATIVE

Dated as of August 13, 2021

TABLE OF CONTENTS

Page

Article I DEFINITIONS		1
Article II PURCHASE AND SALE OF UNIT; CLOSING; CONSIDERATION		11
2.1	Purchase and Sale of Units	11
2.2	Closing	11
2.3	Closing Consideration	11
2.4	Purchaser Shares	11
2.5	Escrow Amount	12
2.6	Closing Payment Certificate	13
2.7	Final Calculations; Disputes	13
2.8	Adjustments	15
2.9	Closing Transaction Expenses; Closing Indebtedness	16
2.10	Reliance on Consideration Spreadsheet	16
2.11	Withholding	16
2.12	Registration of Purchaser Shares.	16
Article III REPRESENTATIONS AND WARRANTIES OF THE PURCHASER		18
3.1	Organization; Corporate Power and Authorization	18
3.2	Binding Effect; Noncontravention; No Approvals	18
3.3	Broker Fees	18
3.4	Investment	18
3.5	No Litigation	19
3.6	Purchaser SEC Filings.	19
3.7	Purchaser Shares.	19
3.8	Exchange Act Compliance.	19
3.9	Form S-3 Eligibility.	19
3.10	Number of Purchaser Shares.	20
Article IV REPRESENTATIONS AND WARRANTIES OF THE SELLERS		20
4.1	Power and Authorization	20
4.2	Binding Effect and Noncontravention; Approvals	20
4.3	Units	20
4.4	No Litigation	21
4.5	Broker Fees	21
4.6	Purchaser Shares.	21
Article V REPRESENTATIONS AND WARRANTIES OF THE COMPANY		22
5.1	Organization; Qualification; Limited Liability Company Power and Authorization	22
5.2	Binding Effect and Noncontravention; Approvals	22
5.3	Capitalization	23
5.4	Subsidiaries	23
5.5	Financial Statements	24
5.6	Absence of Certain Developments	24
5.7	Assets	26
5.8	Tax Matters	26
5.9	Environmental Matters	27

5.10	Intellectual Property	28
5.11	Real Estate	29
5.12	Litigation	30
5.13	Employee and Labor Relations	30
5.14	Employee Plans	31
5.15	Affiliate Transactions	33
5.16	Insurance	33
5.17	Material Contracts	34
5.18	FDA and Regulatory Matters	35
5.19	Accounts Receivable	37
5.20	Customers and Suppliers	37
5.21	Broker Fees	38
5.22	Bank Accounts	38
5.23	Corrupt Practices Act; Ex-Im Laws	38
5.24	Government Contracts and Regulatory Matters.	38
5.25	Disclaimer of the Company	42
Article VI COVENANTS AND OTHER AGREEMENTS		42
6.1	Public Announcements	42
6.2	Employee Matters	43
6.3	Record Retention	44
6.4	Indemnification of Directors and Officers; Insurance	44
6.5	Tax Matters	45
6.6	Sellers’ Representative	48
6.7	R&W Policy	49
6.8	Reserved.	49
6.9	Release	49
6.10	Settlement Amounts.	50
6.11	Employee Equity Grants.	50
6.12	Patent Matters	50
Article VII INDEMNIFICATIONS; SURVIVAL		50
7.1	Survival of Representations, Warranties and Covenants	50
7.2	Indemnification by the Sellers	51
7.3	Indemnification by the Purchaser	52
7.4	Indemnity Limitations	52
7.5	Procedures Relating to Indemnification	54
7.6	Further Acknowledgement by the Purchaser	56
7.7	Tax Treatment of Indemnification Payments	57
7.8	Exclusive Remedy	57
Article VIII CLOSING DELIVERABLES		57
8.1	Closing Deliverables of the Company and the Sellers	57
8.2	Closing Deliverables of the Purchaser	58
Article IX MISCELLANEOUS		59
9.1	Governing Law	59
9.2	Jurisdiction	59
9.3	Waiver of Jury Trial	59
9.4	Expenses	59

9.5	Attorneys’ Fees	59
9.6	Waiver; Remedies Cumulative	59
9.7	Notices	60
9.8	Assignment	61
9.9	No Third-Party Beneficiaries	61
9.10	Amendments	61
9.11	Company Disclosure Schedule	61
9.12	Specific Performance	61
9.13	Construction	61
9.14	Further Assurances	62
9.15	Entire Agreement	62
9.16	Severability	62
9.17	Mutual Drafting	62
9.18	Counterparts; Facsimile	62
9.19	Waiver of Conflicts Regarding Representation	62

EXHIBITS

Exhibit A Form of Escrow Agreement

Exhibit B Illustrative Calculation of Net Working Capital Amount

Exhibit C Purchase Price Allocation

Exhibit D Form of Note

Exhibit E R&W Policy

SCHEDULES

Schedule I Indebtedness

UNIT PURCHASE AGREEMENT

This UNIT PURCHASE AGREEMENT (the “Agreement”) is made as of August 13, 2021, by and among (i) Recro Pharma, Inc., a Pennsylvania corporation (the “Purchaser”), (ii) IriSys, LLC, a California limited liability company (the “Company”), (iii) IriSys, Inc., a California corporation (“IriSys”), Continent Pharmaceuticals U.S., Inc., a Delaware corporation, and EPS Americas Corp., a Delaware corporation (each, a “Seller” and collectively, the “Sellers”), and (iv) IriSys, in its capacity as the representative of the Sellers (the “Sellers’ Representative”). The Purchaser, the Company, the Sellers and the Sellers’ Representative are sometimes referred to individually as a “Party” and collectively as the “Parties.” Certain capitalized terms that are used herein are defined in Article I herein.

WHEREAS, the Sellers collectively own 100% of the outstanding units (the “Units”) of the Company, with the Units owned by each Seller set forth on Section 5.3(a) of the Company Disclosure Schedule.

WHEREAS, the Purchaser desires to acquire from the Sellers all of the Units, and the Sellers desire to sell to the Purchaser all of the Units, in accordance with the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual promises made herein, and in consideration of the representations, warranties, covenants and agreements herein contained, intending to be legally bound, the Parties hereby agree as follows:

Article I

DEFINITIONS

For the purposes of this Agreement, the following terms have the meanings set forth below:

“Action” means any action, suit, claim, order, charge, mediation, litigation, hearing, proceeding, investigation, audit, inquiry, complaint, grievance or arbitration commenced, brought, conducted or heard by or before any Governmental Entity.

“Adjustment Escrow Amount” means Three Hundred Thousand Dollars ($300,000).

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such first Person within the meaning of the Exchange Act.

“Affiliated Group” means any affiliated group within the meaning of Section 1504(a) of the Code, or any consolidated, combined, unitary or similar group for Tax purposes.

“Aggregate Consideration” means the sum of (a) the Closing Cash Consideration, (b) the Purchaser Shares, (c) the principal amount of the Note, (d) any Closing Adjustment Surplus Amount received by the Sellers, and (e) any Escrow Amount received by the Sellers.

“Anti-Corruption Laws” means all applicable U.S. and non-U.S. Laws relating to the prevention of corruption and bribery, including the U.S. Foreign Corrupt Practices Act of 1977.

“Approval” means any authorization, consent or approval required to be obtained from any Governmental Entity or other Person in connection with this Agreement and the consummation of the Transaction.

“Business Day” means any day excluding Saturday, Sunday and any day that is a legal holiday under the Laws of the State of California or is a day on which banking institutions located in California or New York, New York are authorized or required by Law to close.

“CARES Act” means The Coronavirus Aid, Relief, and Economic Security Act, Pub.L. 116-136 (03/27/2020).

“cGMPs” shall mean applicable current good manufacturing practices as defined in the U.S. Code of Federal Regulations, 21 CFR Part 210 et seq., the European Union Guidelines to Good Manufacturing Practices for Medicinal Products for Human and Veterinary Use (Vol. IV Rules Governing Medicinal Products in the European Union 2004), and any successor regulatory schemes, as well as any corresponding requirements in other regulatory jurisdictions as applicable.

“Closing Cash” means all cash and cash equivalents (including marketable securities, bank deposits and short-term investments convertible to cash within ninety (90) days, net of any breakage costs required to liquidate such securities, deposits and short term investments), in each case, of the Company, as of immediately prior to the Closing. Notwithstanding anything to the contrary contained herein, “Closing Cash” shall (i) include the amount of any uncleared checks and drafts and wires received by the Company prior to the Closing and (ii) exclude (x) the amount of any outstanding uncleared checks and drafts and wires issued by the Company prior to the Closing, (y) the amount of any cash or cash equivalents that is not freely usable by the Company because it is subject to restrictions, limitations or Taxes on use or distribution by any Law, contract or otherwise, including restrictions on dividends and repatriations or any other form of restriction (including if subject to incremental costs, expenses, penalties, Taxes or other amounts to be incurred in respect of any such distribution), amounts held in escrow, amounts held in reserve pursuant to any letter of credit or otherwise as collateral or amounts that are deposited with a third party (other than a bank or similar financial institution); provided, that, notwithstanding anything contained in this definition to the contrary, fifty percent (50%) of the lease deposit made by the Company in connection with the Nancy Ridge Lease shall expressly constitute Closing Cash; and provided further, that, the amount of cash or cash equivalents excluded pursuant to clause (y) on account of any Taxes or incremental costs, expenses, penalties, or other amounts shall be limited to the amount of such Taxes or such incremental costs, expenses, penalties or other amounts, or (z) any cash or cash equivalents used to repay Indebtedness or Closing Transaction Expenses prior to the Closing.

“Closing Cash Consideration” shall mean: (a) $25,500,000, minus (b) the amount, if any, by which the Target Working Capital exceeds the Estimated Net Working Capital Amount or plus the amount, if any, by which the Estimated Net Working Capital Amount exceeds the Target Working Capital, plus (c) the amount of Estimated Closing Cash, minus (d) the amount of Estimated Closing Indebtedness, if any, minus (e) the Estimated Closing Transaction Expenses, and minus (f) the Escrow Amount.

“Closing Indebtedness” means all outstanding Indebtedness of the Company, as of immediately prior to the Closing.

“Closing Transaction Expenses” means, without duplication, in each case, to the extent outstanding or unpaid as of immediately prior to the Closing (whether or not invoiced), all fees, costs and expenses incurred by or on behalf of the Company in connection with the preparation, negotiation, execution and consummation of the Transactions (including with respect to any auction or sales process conducted in respect thereof or any offering or marketing materials prepared in connection therewith or the solicitation, discussion or negotiation of strategic alternatives hereto or thereto), including (i) all such fees, costs, and expenses of legal counsel, investment bankers, brokers, accountants and other representatives and consultants; and (ii) all change-of-control bonuses or similar amounts payable by the Company to any director, officer, employee, consultant or independent contractor in connection with the entry into or consummation of the transactions contemplated by this Agreement that become payable as a result of the Closing and remain outstanding or unpaid as of immediately prior to the Closing and the employer portion of any employment or payroll Taxes with respect to any such payments; provided, that, Closing Transaction Expenses shall be calculated without duplication of any amounts to the extent included in the calculation of Closing Indebtedness or Net Working Capital Amount and shall expressly exclude any and all severance obligations of the Company and the employer portion of any employment or payroll Taxes with respect thereto.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Disclosure Schedule” means the disclosure schedule constituting exceptions to and applicable disclosures associated with the Company’s representations and warranties set forth in Article V hereof, prepared and delivered by the Company concurrently with the execution of this Agreement, as the same may be amended and supplemented from time to time, as required and/or permitted herein.

“Company Fundamental Representations” means each of the following representations and warranties made by the Sellers or the Company, as applicable: Section 4.1 (Power and Authorization), Section 4.2(a) (Binding Effect and Noncontravention; Approvals), Section 4.3 (Units), Section 4.5 (Broker Fees), Section 5.1 (Organization; Qualification; Corporate Power and Authorization), Section 5.2 (Binding Effect and Noncontravention; Approvals) (solely with respect to clause (a) and clause (b)(i)), Section 5.3 (Capitalization), Section 5.4 (Subsidiaries), and Section 5.19 (Broker Fees).

“Company Intellectual Property Rights” means all of the Intellectual Property Rights exclusively owned by the Company.

“Company Material Adverse Change” means any change, event, occurrence, development, circumstance, effect, condition or state of facts that, individually or in the aggregate, is or would reasonably be expected to be, individually or in the aggregate, materially adverse to (a) the business, assets, properties, condition (financial or otherwise), liabilities or results of operations of the Company, or (b) the ability of the Company to perform its obligations under this Agreement and the Transaction Documents to which it is a party or on the ability of the Company to consummate the Transactions; provided, however, that, solely with respect to clause (a), none of the following shall be deemed in themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been, or will be, a Company Material Adverse Change: any adverse change, event, occurrence, development, circumstance, effect, condition or state of facts attributable to (i) operating, business, regulatory or other conditions in the industry in which the Company operates, (ii) general economic conditions, including changes in the credit, debt or financial or capital markets, in each case, in the United States or anywhere else in the world, (iii) changes in GAAP or other accounting requirements or principles or any changes in applicable Laws or the interpretation thereof, in each case, after the date hereof, (iv) the failure of the Company to meet or achieve the results set forth in any projection or forecast (provided that (x) the change, event, occurrence, development, circumstance, effect, condition or state of facts underlying such failure and/or (y) any variance in the actual financial position, condition, performance or results of operations of the Company for any then-current period as compared to one or more prior periods, in each case, may be considered in determining whether there has been a Company Material Adverse Change), (vi) global, national or regional political conditions, including hostilities, acts of war, sabotage or terrorism or military actions or any escalation, worsening or diminution of any such hostilities, acts of war, sabotage or terrorism or military actions existing or underway as of the date hereof, (vii) hurricanes, earthquakes, floods or other natural disasters, and (viii) any natural or man-made disaster, acts of God, epidemic, pandemic (including COVID-19), disease outbreak or other health crises or public health event; provided, further, that with respect to subclauses (i), (ii), (iii), (vi), (vii) and (viii), any such change, event, occurrence, development, circumstance, effect, condition or state of facts may be considered in determining whether a Company Material Adverse Change has occurred to the extent such change, event, occurrence, development, circumstance, effect, condition or state of facts has had a disproportionate and adverse effect on the Company as compared to other Persons that conduct business in the industry in which the Company conducts business.

“Confidentiality Agreement” means the Confidentiality Agreement, by and between the Company and the Purchaser dated as of March 24, 2021.

“Consideration Spreadsheet” means a spreadsheet which shall be prepared in accordance with the Company’s Organizational Documents and which shall include the following information, as of the Closing: (a) the names of all Sellers, (b) the Units held by each Seller, (c) the portion of the Closing Cash Consideration payable to each Seller, (d) the portion of the Note allocable to the applicable Seller, (e) the number of Purchaser Shares issuable to each Seller, and (f) each Seller’s applicable Pro Rata Portion.

“Contracts” means all written or oral contracts, agreements, subcontracts, indentures, notes, loans, instruments, leases, mortgages, franchises, licenses, purchase orders, sale orders, proposals, bids, understandings or commitments, which are legally binding.

“Covid-19 Quarantine Period” means, with respect to each regular work location, the period during which any Governmental Entity restricted nonessential work on-site at such location.

“Employee Plans” means each “employee benefit plan” (as defined in Section 3(3) of ERISA), whether or not subject to ERISA, and each employment, bonus, incentive compensation, stock option, stock purchase or other equity-based (or equity-derivative) compensation, benefit, profit‑sharing, retirement, disability, insurance, vacation, deferred compensation, severance, termination, retention, change of control compensation and other similar material fringe, welfare or other employee benefit plans, programs, agreements, contracts, policies or binding arrangements (whether or not in writing) (i) that is in each case maintained or contributed to by the Company or any of its ERISA Affiliates for the benefit of any current or former employee, director, or other service provider of the Company or (ii) with respect to which the Company or any ERISA Affiliate has any Liability, contingent or otherwise.

“Environmental Laws” means all Laws concerning pollution or protection of human health or the environment and Laws which prohibit, limit, regulate or control Hazardous Material, including but not limited to the Clean Air Act, the Clean Water Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the Safe Drinking Water Act, the Toxic Substances Control Act, as amended by the Frank R. Lautenberg Chemical Safety for the 21St Century Act, the Emergency Planning and Community Right-to-Know Act of 1986, the Occupational Safety and Health Act, and analogous state laws, including the California Safe Drinking Water and Toxic Enforcement Act of 1986 (known as Proposition 65).

“Environmental Permit” means any Permit required by Environmental Laws for the operation of the business of the Company as currently conducted.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any trade or business, whether or not incorporated, that, together with the Company, is treated as a “single employer” within the meaning of Sections 414(b), (c), (m), or (o) of the Code.

“Escrow Agent” means Citibank, N.A.

“Escrow Agreement” means the Escrow Agreement, dated as of the Closing Date, by and among the Escrow Agent, the Purchaser and the Sellers’ Representative, in substantially the form attached hereto as Exhibit A.

“Escrow Amount” means, collectively, the Adjustment Escrow Amount and the Indemnity Escrow Amount.

“Evaluation Material” means any information, documents or materials regarding the Company or its respective business furnished or made available to the Purchaser and its Representatives in the online data room, any management presentations attended by the Purchaser or in any other reasonable form for dissemination of such information, documents or materials in expectation of, or in connection with, the Transactions.

“Ex-Im Laws” means all applicable Laws relating to export, reexport, transfer, and import controls, including the Export Administration Regulations, and the customs and import Laws administered by U.S. Customs and Border Protection.

“Family Group” means for any individual, such individual’s current or former spouse, their respective parents, descendants of such parents (whether natural or adopted and, for the avoidance of doubt, including any of such individual’s children) and the spouses of such descendants, and any trust, limited partnership, corporation or limited liability company controlled by such individual and established solely for the benefit of such individual or such individual’s current or former spouse, their respective parents, descendants of such parents (whether natural or adopted) or the spouses of such descendants.

“FDA” means the United States Food and Drug Administration, or any successor organization.

“GAAP” means United States generally accepted accounting principles as in effect from time to time.

“Government Bid” means any bid, proposal, offer or quote for supplies, services or construction, whether solicited or unsolicited, made by the Company which is intended by the Company to result in a Government Contract and is outstanding as of the date hereof.  A Government Bid (a) includes but is not limited to any bid, proposal, offer or quote made by the Company that has been received or accepted by the offeree or other recipient but has not resulted in a Government Contract prior to the Closing Date, but (b) does not include any bid, proposal, offer or quote made by the Company that has resulted in a Government Contract prior to the Closing Date.

“Governmental Entity” means any court, tribunal, arbitrator or any government or political subdivision thereof, whether federal, state, county, local or foreign, or any agency, authority, or instrumentality of such governmental or political subdivision, or any entity exercising executive, legislative, judicial, regulatory or administrative functions of government.

“Government Official” shall mean any officer or employee of any Governmental Entity or any Person acting in an official capacity for or on behalf of any such Governmental Entity or for or on behalf of any public international organization or any political party or official thereof or any candidate for political office.

“Government Vendor Subcontract” means a Contract between the Company and another Person to supply supplies or services to the Company to be used in performing a Government Contract.

“Hazardous Material” means any chemical, pollutant, contaminant, material, substance or waste that has been designated by any Governmental Entity to be radioactive, toxic, hazardous, or otherwise a danger to health, reproduction or the environment because of its dangerous or deleterious properties or characteristics, or is otherwise regulated by any Environmental Law.

“Healthcare Laws” means the Federal Food, Drug, Cosmetic Act, or FDCA, and any other applicable Law in the United States or outside of the United States where the Company operates as a contract manufacturer or contract research organization, including Laws that regulate the design, development, testing, studying, contract pharmaceutical manufacturing, processing, storing, importing or exporting, licensing, labeling or packaging of pharmaceutical products, or that regulate fraud and abuse, kickbacks, recordkeeping, referrals, the hiring of employees or acquisition of services or supplies from those who have been excluded from government health care programs, quality, safety, privacy, security, licensure, accreditation or any other aspect of providing contract pharmaceutical manufacturing and research services.

“Indebtedness” means the aggregate principal amount of, and accrued interest with respect to, and any other payment obligations (including prepayment penalties, premiums, breakage costs and other fees and expenses associated with the repayment thereof), without duplication, of the Company with respect to: (a) indebtedness for borrowed money; (b) obligations evidenced by bonds, debentures, notes, letters of credit, or similar instruments, declared but unpaid or accrued but unpaid dividends or distributions payable to members; (c) obligations to pay amounts under any lease which obligation is required to be included on the balance sheet of the Company as of such date as determined in accordance with GAAP, including, for the avoidance of doubt, Accounting Standards Codification 842 which became effective for the Company on January 1, 2021 (expressly excluding, for purposes of clarity, any amounts due under the Nancy Ridge Lease in excess of the amount set forth on Schedule I); (d) obligations for the deferred purchase price of property or services (including “earn-outs” and “seller notes” related to business acquisitions) (expressly excluding, for purposes of clarity, any amounts due under the Nancy Ridge Lease in excess of the amount set forth on Schedule I); (e) all obligations under any interest rate swap agreements or interest rate hedge agreements; (f) the items and corresponding amounts as expressly set forth on Schedule I; and (g) guarantees made directly or indirectly by the Company of obligations of the type described in clauses (a) through (f) above.

“Indemnified Person” means any Purchaser Indemnified Person or Seller Indemnified Person, as applicable.

“Indemnifying Person” means any Person(s) against whom a claim for indemnification is being asserted under any provision of Article VII herein.

“Indemnity Escrow Amount” means Two Hundred and Fifty Thousand Dollars ($250,000).

“Indemnity Period” means the period from the Closing Date to the date that is twelve (12) months from the Closing Date.

“Intellectual Property Rights” means all (a) patents and patent applications, as well as any reissues, continuations, divisions, extensions or reexaminations thereof, (b) trademarks, service marks, trade dress, trade names, corporate names and registrations and applications for registration thereof, together with all of the goodwill associated therewith, (c) registered copyrights and applications for registration thereof, (d) computer software, and (e) any or all of the following and all worldwide rights in, arising out of, or associated therewith: domain names, uniform resource locators and other names and locators associated with the Internet.

“International Employee Plan” means each Employee Plan that has been adopted or maintained by the Company or any of its ERISA Affiliates, or with respect to which the Company will or may have any Liability, for the benefit of any current or former employee, director, or other service provider of the Company whose primary work location is based outside the United States.

“IRS” means the United States Internal Revenue Service.

“Knowledge” means (a) as it applies to the representations, warranties and covenants made by the Company in this Agreement, the actual knowledge of Gerald Yakatan, Robert Giannini, Louis Scotti, Jean Wang, Adolfo Ramirez, Victoria Smith, Igor Nikoulin, and Brooke Yakatan (or the knowledge such Person would reasonably be expected to have after making reasonable inquiry, including of their direct reports), in each case, as of the date hereof; and (b) as it applies to representations, warranties and covenants made by a particular Seller in this Agreement, the actual knowledge of such Seller (or the knowledge such Seller would reasonably be expected to have after making reasonable inquiry with respect to the applicable matter).

“Law” means any law, statute, rule, regulation, ordinance, regulation, code, directive, and other pronouncement having the effect of law of the United States of America, any foreign country or any domestic or foreign state, county, city or other political subdivision or of any Governmental Entity.

“Liability” or “Liabilities” means any and all debts, liabilities and obligations of any nature whatsoever, whether accrued or fixed, absolute or contingent, mature or unmatured or determined or indeterminable.

“Licensed Intellectual Property Rights” means all Intellectual Property Rights, other than Company Intellectual Property Rights, that are licensed by Company from third parties and that are used by Company used in connection with the Company’s business.

“Lien” means any mortgage, lien, pledge, charge, security interest, claim, contractual restriction, easement, right-of-way, option, conditional sale or other title retention agreement or encumbrance of any kind.

“Loss” means any direct or indirect Liability, indebtedness, claim, loss, Taxes, damage, Lien, deficiency, obligation, judgment, penalty, responsibility, remediation costs or other costs or expenses (including reasonable attorneys’ fees and expenses paid or incurred in connection with any of the foregoing); provided, that Loss shall expressly exclude any punitive damages except to the extent included in any Third-Party Claim.

“Members” has the meaning set forth in the Operating Agreement.

“Nancy Ridge Lease” means that certain Lease, by and between BMR-6828 Nancy Ridge LP and the Company, dated as of June 26, 2014, as amended.

“NASDAQ” means the NASDAQ Capital Market.

“Net Working Capital Amount” means (a) the aggregate dollar amount of all assets characterized as current assets, excluding (x) loans receivable from any employees of the Company or any Seller or any of their respective Affiliates or Related Parties under GAAP and (y) any contract assets or other assets related to revenue recognition, minus (b) the aggregate dollar amount of all liabilities characterized as current liabilities of the Company under GAAP (excluding any contract liabilities or liabilities for customer prepayments), in the case of each of clause (a) and clause (b), as of 12:01 a.m. Pacific time on the Closing Date; provided, that “current assets” and “current liabilities” shall include only those specific balance sheet line items included in the illustrative calculation of the Net Working Capital Amount set forth on Exhibit B; provided, further, that, notwithstanding anything herein to the contrary, in no event will the determination of “Net Working Capital Amount” include any (i) Closing Cash, (ii) Closing Indebtedness, solely to the extent Indebtedness is already included within the calculation of Closing Cash Consideration, (iii) Closing Transaction Expenses, solely to the extent Transaction Expenses are already included within the calculation of the Closing Cash Consideration, or (iv) deferred Tax assets or liabilities.

“Note” means the unsecured, subordinated promissory note of the Purchaser issuable to one or more of the Sellers as set forth in the Consideration Spreadsheet in the aggregate principal amount of Six Million and One Hundred Sixteen Thousand Six Hundred Seventy-Two Dollars and Seventy-Two Cents ($6,116,672.72), in substantially the form attached hereto as Exhibit D.

“Off-The-Shelf Software” means any shrinkwrap, clickwrap or other commercially available software licenses granted to the Company for third party software used by the Company.

“Operating Agreement” means the Third Amended and Restated Operating Agreement of the Company by and among the Members party thereto, dated as of February 22, 2019.

“Order” means any writ, judgment, decree, injunction or similar order of any Governmental Entity, in each case whether preliminary or final.

“Organizational Documents” means, with respect to any Person, as applicable, the certificate of incorporation, by-laws, partnership agreement, limited liability company agreement, operating agreement or other similar document, all as amended, supplemented, restated and replaced from time to time.

“Partnership Audit Provisions” means the Bipartisan Budget Act of 2015 and Sections 6221-6231 of the Code and the Treasury Regulations promulgated thereunder (and comparable provisions of state and local Tax Law).

“Permits” means all permits, licenses, grants, easements, clearances, variances, orders, certificates, exemptions, registrations, authorizations, certificates of occupancy and other permits, consents and approvals required by any Governmental Entity to lawfully operate the Company’s business as currently conducted.

“Permitted Liens” means (a) Liens for Taxes, which either are (i) not yet due and payable or (ii) being contested in good faith and by any appropriate Action, and adequate reserves (as determined in accordance with GAAP) have been established on the Company’s books with respect thereto, (b) Liens to secure landlords, sublandlords, licensors, sublicensors or licensees under real estate leases, licenses or other rental or lease agreements, (c) deposits or pledges made in connection with, or to secure payment of, utilities or similar services, workers’ compensation, unemployment insurance, pension or other social security, governmental insurance and governmental benefits mandated under applicable Laws, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return of money bonds and similar obligations, (d) mechanics’, materialmen’s or contractors’ Liens or any similar statutory Lien for amounts not yet due and payable and incurred in the ordinary course of business, (e) zoning, entitlement, building and other similar restrictions which are not violated by the current conduct of the Company’s business, (f) purchase money Liens in any property acquired by the Company in the ordinary course of business, and (g) Liens or encumbrances imposed on the underlying fee interest in real property subject to Company Leases.

“Person” means any individual, partnership, corporation, association, limited liability company, joint stock company, a trust, joint venture, firm, association, unincorporated organization, Governmental Entity or other entity.

“PPP Loan” means a Paycheck Protection Program Loan pursuant to Section 1102 of the CARES Act.

“Pro Rata Portion” means, with respect to each Seller, the applicable portion of the Aggregate Consideration then received by such Seller relative to the Aggregate Consideration then received by all Sellers, as set forth on the Consideration Spreadsheet.

“Purchaser Common Stock” means the Purchaser’s common stock, par value $0.01 per share.

“Purchaser Fundamental Representations” means each of the following representations and warranties made by the Purchaser: Section 3.1 (Organization; Corporate Power and Authorization), Section 3.2 (Binding Effect and Noncontravention; Approvals) (solely with respect to clause (a) and clause (b)(i)), and Section 3.3 (Broker Fees).

“Purchaser Material Adverse Change” means any change, event, occurrence, circumstance, condition, effect, development or state of facts that is or is reasonably likely to be, individually or in the aggregate, a material impairment in the ability of the Purchaser to perform its obligations under this Agreement and the Transaction Documents to which it is a party or on the ability of the Purchaser to consummate the Transactions.

“Purchaser Shares” means 9,302,718 shares of Purchaser Common Stock. Notwithstanding the foregoing, if there are any stock splits, stock combination or similar events with respect to the Purchaser Common Stock on or after the Closing Date and through and including the Purchaser Shares Issuance Date, the number of “Purchaser Shares” shall be equitably adjusted.

“R&W Policy” means the representation and warranties insurance policy set forth on Exhibit E.

“Related Party” means (i) each Seller; (ii) any Affiliate of any Seller (other than the Company); or (iii) each member of the Family Group of the foregoing in clauses (i) and (ii).

“Related Party Transaction” means any Contract, arrangement or transaction between the Company, on the one hand, and any Related Party, on the other hand, other than (x) salary or other compensation or benefits under Employee Plans paid or payable in the ordinary course of business to employees in consideration for bona fide services performed by such employees and (y) this Agreement, the Transaction Documents and the Transactions).

“Release” means spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, discarding, burying, abandoning, migration, or disposing into the environment.

“Representatives” means, with respect to a particular Person, any manager, director, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

“Restrictive Covenant Agreement” means each Restrictive Covenant Agreement, dated as of the date hereof, to be entered into by and between the Purchaser, each Seller and the other parties thereto.

“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any applicable comprehensive Sanction Laws.

“Sanctioned Person” means, at any time, (a) any Person listed in any applicable Sanctions-related list of designated Persons maintained by U.S. Office of Foreign Assets Control or the U.S. Department of State, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned fifty percent (50%) or more, individually or in the aggregate, directly or indirectly, by any such Person or Persons described in the foregoing clause (a).

“Sanctions Laws” any applicable Laws regarding economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by any Governmental Entity.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller Material Adverse Change” means, with respect to any Seller, any change, event, occurrence, circumstance, condition, effect, development or state of facts that is or is reasonably likely to be, individually or in the aggregate, a material impairment in the ability of such Seller to perform such Seller’s obligations under this Agreement and the Transaction Documents to which such Seller is a party or on the ability of such Seller to consummate the Transactions.

“Straddle Period” means any taxable period beginning prior to and ending after the Closing Date. For purposes of apportioning liability for Taxes of the Company in connection with any Straddle Period, (i) in the case of Taxes based upon or related to income or receipts, the amount of any such Taxes allocable to the portion of the taxable period ending on the Closing Date shall be determined based on an interim closing of the books as of the close of business on the Closing Date; and (ii) in the case of Taxes other than Taxes described in clause (i), the amount of such Taxes allocable to the portion of the taxable period ending on the Closing Date shall be the product of (x) the amount of such Taxes for the entire period and (y) a fraction the numerator of which is the number of calendar days in the period ending with the Closing Date and the denominator of which is the number of calendar days in the entire period.

“Subsidiary” means, with respect to any Person, any corporation or other entity of which a majority of (i) the voting power of the voting equity securities or (ii) the outstanding equity interests is owned, directly or indirectly, by such Person.

“Target Working Capital” means Two Million Dollars ($1,900,000.00).

“Tax” or “Taxes” means any foreign, federal, state or local income, earnings, profits, gross receipts, franchise, capital stock, net worth, sales, use, value added, occupancy, general property, real property, personal property, intangible property, transfer, fuel, excise, payroll, withholding, employment, unemployment compensation, workers’ compensation, social security, retirement, pension plan, estimated, severance, environmental, stamp, occupation, premium, windfall profits, customs, duties or other taxes of any nature or kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Tax Returns” means all returns, information returns, declarations, reports, claims for refund, statements or other documents filed or required to be filed with any Governmental Entity with respect to the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of, or compliance with, any Tax, including any schedule or attachment thereto, and including any amendment thereof.

“Transaction Documents” means this Agreement and all other agreements, instruments, certificates and other documents to be entered into or delivered by any Party pursuant to this Agreement, including, but not limited to the Note, the Escrow Agreement and each Restrictive Covenant Agreement.

“Transactions” means the transactions contemplated by the Transaction Documents.

Article II

PURCHASE AND SALE OF UNIT; CLOSING; CONSIDERATION

2.1 Purchase and Sale of Units. At the Closing, subject to the terms and conditions of this Agreement, the Sellers shall sell, transfer and deliver the Units to the Purchaser, free and clear of all Liens

(other than any applicable transfer restrictions arising under applicable securities Laws), and the Purchaser shall purchase and accept the Units from the Sellers.

2.2 Closing. The closing of the Transactions (the “Closing”) will take place at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, 12235 El Camino Real, San Diego, California 92130 (or at such other location as the Parties may agree or via the electronic exchange of execution versions of the Transaction Documents and the signature pages thereto via facsimile or via email by .pdf) on the date hereof (the “Closing Date”).

2.3 Closing Consideration. At the Closing, the following transactions shall occur:

(a) Closing Cash Consideration. The Purchaser shall pay to the Sellers an aggregate amount in cash equal to the Closing Cash Consideration, which amount shall be allocated among the Sellers in accordance with the Consideration Spreadsheet. The Purchaser shall pay the Closing Cash Consideration by wire transfer of immediately available funds to such accounts as the Sellers may direct by written notice delivered to the Purchaser not less than two (2) Business Days prior to the Closing Date.

(b) Notes. The Purchaser shall deliver to the applicable Seller(s) the Note(s) in accordance with the Consideration Spreadsheet, duly executed by the Purchaser.

2.4 Purchaser Shares.

(a) On the date that is six (6) months from the Closing Date (the “Purchaser Shares Issuance Date”), the Purchaser shall issue to the Sellers (or their transferees or designees, as permitted pursuant to Section 2.4(b)) the Purchaser Shares in accordance with the Consideration Spreadsheet. The Parties hereto acknowledge and agree that no Seller shall have any voting or dividend rights in the Purchaser Shares prior to the Purchaser Shares Issuance Date.

(b) The right of any Seller to receive any Purchaser Shares shall not be assignable or transferable by any Seller; provided, that (i) any Seller shall have the right to assign or transfer the right to receive any Purchaser Shares to the equityholder(s) of such Seller and (ii) the equityholder(s) of such Seller shall have the right to assign or transfer the right to receive any Purchaser Shares as follows, if such equityholder is an individual or a trust, and, in the case of clauses (i) and (ii), in each case, subject to compliance with applicable Law, including the Securities Act and the Exchange Act: (A) on death by will or intestacy, or (B) to or for the benefit of any spouse, children, parents, uncles, aunts, siblings or grandchildren of such equityholder (collectively, “Approved Relatives”) or to a trust established solely for the benefit of such equityholder or his, her or its Approved Relatives or to one or more family limited partnerships or family limited liability companies where all of the equity interests are owned by such equityholder or his, her or its Approved Relatives (all such Persons under clauses (i) and (ii) shall be referred to as “Permitted Purchaser Share Transferees”).

2.5 Escrow Amount.

(a) Escrow. At the Closing, the Purchaser shall deposit the Escrow Amount into an interest bearing escrow account (the “Escrow Account”) established pursuant to the Escrow Agreement to secure the payment obligations of the Sellers under Section 2.6 and the indemnification obligations of the Sellers under Section 7.1.

(b) Escrow Account. The interest, earnings and income that accrue upon the Escrow Amount during the period of time during which it is held in the Escrow Account shall be deemed to become part of the Escrow Amount. The release of funds from the Escrow Account shall be governed by the Escrow Agreement and the terms of this Agreement; provided, that in the event of a conflict between the terms of the Escrow Agreement and the terms of this Agreement, the terms of this Agreement shall control.

(c) Release of Escrow Amount. As soon as reasonably practicable (but in any event within two (2) Business Days) following the expiration of the Indemnity Period, the Purchaser and the Sellers’ Representative shall cause the Escrow Agent to release to (i) the Purchaser an amount equal to thirty percent (30%) of any income earned on the investment of the Escrow Amount and (ii) to the Sellers (in accordance with their respective Pro Rata Portion) all of the remaining Indemnity Escrow Amount (if any) in excess of an amount (if any) calculated pursuant to the following sentence to satisfy all unresolved indemnity claims for Losses specified in any Claim Notice properly delivered to the Sellers’ Representative before the expiration of the Indemnity Period (if any). If any such indemnity claims are unresolved as of the expiration of the Indemnity Period, then a portion of the Indemnity Escrow Amount that equals the total amount of Losses then being reasonably claimed in good faith by the Purchaser Indemnified Persons in all such unresolved indemnity claims shall be retained in the Escrow Account, and as soon as reasonably practicable (but in any event within two (2) Business Days) following resolution of any such indemnity claim, Purchaser and the Sellers’ Representative shall cause the Escrow Agent to release to the Sellers (in accordance with their respective Pro Rata Portion), the remaining Indemnity Escrow Amount (if any) not required to satisfy any then still unresolved indemnity claims.

(d) Tax Matters. The parties agree that, for applicable Tax purposes, the Purchaser shall be treated as the owner of any cash in the Escrow Account, and that all interest on or other taxable income, if any, earned from the investment of such cash pursuant to this Agreement or the Escrow Agreement shall be treated for applicable Tax purposes as earned by the Purchaser.  The Parties hereto further intend for the Escrow Amount to qualify for installment sale reporting under Section 453 of the Code, and will treat the Escrow Amount consistent with the foregoing for U.S. federal, state and local income tax purposes, unless otherwise required by applicable Law.

2.6 Closing Payment Certificate. The Company has delivered to the Purchaser a certificate (the “Closing Payment Certificate”), signed by an authorized officer of the Company, certifying as to the Company’s good faith estimate of (a) the Net Working Capital Amount (such estimate, the “Estimated Net Working Capital Amount”), (b) Closing Indebtedness (such estimate, the “Estimated Closing Indebtedness”), (c) Closing Transaction Expenses (such estimate, “Estimated Closing Transaction Expenses”), (d) Closing Cash (such estimate, “Estimated Closing Cash”) and (e) a calculation of the Closing Cash Consideration based thereon, in each case, prepared by the Company in accordance with GAAP and the definitions set forth in this Agreement.

2.7 Final Calculations; Disputes.

(a) As promptly as practicable, but in any event within sixty (60) days after the Closing Date, the Purchaser will deliver to the Sellers’ Representative a reasonably detailed statement setting forth the Purchaser’s calculations of the Net Working Capital Amount, Closing Indebtedness, Closing Transaction Expenses, and Closing Cash (the “Closing Statement”). The estimates and calculations set forth in the Closing Statement shall be prepared by the Purchaser in accordance with GAAP and the definitions set forth in this Agreement.

(b) After delivery of the Closing Statement, the Sellers’ Representative and its Representatives shall be permitted reasonable access during normal business hours to review the books and records of the Company and any work papers (including any work papers prepared by the Purchaser’s and the Company’s accountants, subject to execution of customary access letters) used in the preparation of the Closing Statement. The Sellers’ Representative and its Representatives may make reasonable inquiries of the Purchaser and its Representatives regarding questions concerning or disagreements with the Closing Statement arising in the course of their review thereof, and the Purchaser shall cause any such Representatives to cooperate with and respond to such inquiries.

(c) If the Sellers’ Representative has any objections to the Closing Statement, the Sellers’ Representative shall deliver a written notice to the Purchaser (the “Dispute Notice”) setting forth the basis for such objections in reasonable detail, including, to the extent practicable, (i) each item or amount so objected to by the Sellers’ Representative in the Closing Statement, and (ii) the Sellers’ Representative’s calculation of each such objected item or amount. If a Dispute Notice is not delivered to the Purchaser within thirty (30) days after the Purchaser’s delivery of the Closing Statement, the Sellers’ Representative shall be deemed to have irrevocably consented to the Closing Statement and the Closing Statement shall be final, binding and non-appealable by the Parties. If a Dispute Notice is delivered to the Purchaser within thirty (30) days after the Purchaser’s delivery of the Closing Statement, the Sellers’ Representative and the Purchaser shall negotiate in good faith to resolve any objections set forth in the Dispute Notice. Any item set forth in the Closing Statement and not objected to in the Dispute Notice shall be final and binding on the Parties. If the Sellers’ Representative and the Purchaser do not reach a final resolution within thirty (30) days after the delivery of the Dispute Notice, the Sellers’ Representative or the Purchaser shall submit such dispute to an independent, nationally recognized accounting firm as mutually agreed upon by the Sellers’ Representative and the Purchaser (the “Independent Accountant”). If any dispute is submitted to the Independent Accountant, the Independent Accountant shall be requested to render a written determination of the applicable dispute within thirty (30) days after referral of the matter to the Independent Accountant, which determination must be in writing and must set forth, in reasonable detail, the basis therefor and must be based solely on (i) the definitions and other applicable provisions of this Agreement, (ii) a single presentation (which presentations shall be limited to the remaining items in dispute set forth in the Closing Statement and Dispute Notice) submitted by each of the Purchaser and the Sellers’ Representative to the Independent Accountant within fifteen (15) days after the engagement thereof (which the Independent Accountant shall forward to the other Party) and (iii) one written response submitted to the Independent Accountant within five (5) Business Days after receipt of each such presentation (which the Independent Accountant shall forward to the other Party), and not on independent review.

(d) The Independent Accountant shall resolve only those matters that remain in dispute after the thirty (30)-day resolution period. It is the intent of the Purchaser and the Sellers’ Representative that the process set forth in this Section 2.6 and the activities of the Independent Accountant in connection herewith are not intended to be and, in fact, are not arbitration and that the Independent Accountant shall act as an expert and not an arbitrator and no formal arbitration rules shall be followed (including rules with respect to procedures and discovery). Notwithstanding anything to the contrary in this Agreement, the scope of the Independent Accountant’s review of any dispute between the Purchaser and the Sellers’ Representative regarding the Dispute Notice and the calculations set forth therein shall be limited solely to the resolution of the remaining disputed portion(s) of such calculations that are set forth in the Dispute Notice, and the Independent Accountant shall not have authority over any other disagreement (including but not limited to questions of law, interpretation of contract (except as it may relate to the interpretation of the Dispute Notice and the calculations set forth therein at dispute). The resolution of the dispute by the Independent Accountant shall be final and binding on, and non-appealable by, the Parties (absent a showing of fraud or manifest error). No ex parte conferences, oral examinations, testimony, depositions, discovery or other form of evidence gathering or hearings shall be conducted or allowed; provided, that at the Independent Accountant’s request, or as mutually agreed by the Sellers’ Representative and the Purchaser, the Sellers’ Representative and the Purchaser may meet with the Independent Accountant so long as representatives of both the Sellers’ Representative and the Purchaser are present. The Independent Accountant shall resolve each disputed item by choosing a value not in excess of, nor less than, the greatest or lowest value, respectively, set forth in the presentations (and, if applicable, the responses) delivered to the Independent Accountant pursuant to Section 2.6(c). The Closing Statement shall be modified, if necessary, to reflect such determination of the Independent Accountant. The fees and expenses of the Independent Accountant shall be borne by the Purchaser, on the one hand, and the Sellers, on the other hand, in inverse proportion as they may prevail on the matters resolved by the Independent Accountant, which proportionate allocation shall be calculated on an aggregate basis based on the relative dollar values of the amounts in dispute and shall be determined by the Independent Accountant at the time the determination is rendered on the merits of the matters submitted to the Independent Accountant.

(e) The Purchaser and the Sellers’ Representative agree that the procedures set forth in this Section 2.7 for resolving disputes with respect to the Closing Statement shall be the sole and exclusive method for resolving any such disputes; provided, that this provision shall not prohibit either Party from instituting litigation to enforce any final determination of the Independent Accountant in any court of competent jurisdiction in accordance with Section 9.2. The substance of any determination of the Independent Accountant shall not be subject to review or appeal, absent a showing of fraud or manifest error. It is the intent of the Parties to have any final determination by the Independent Accountant proceed in an expeditious manner; however, any deadline or time period contained herein may be extended or modified by the written agreement of the Parties and the Parties agree that the failure of the Independent Accountant to strictly conform to any deadline or time period contained herein shall not be a basis for seeking to overturn any determination rendered by the Independent Accountant which otherwise conforms to the terms of this Section 2.7.

2.8 Adjustments.

(a) If the Net Working Capital Amount, as finally determined pursuant to Section 2.6, is less than Estimated Net Working Capital Amount, then the Purchaser shall be paid the amount of such deficiency in accordance with Section 2.8(e). If the Net Working Capital Amount, as finally determined pursuant to Section 2.6, is greater than the Estimated Net Working Capital Amount, then the Sellers shall be entitled to receive such excess amount in accordance with Section 2.8(e).

(b) If the Closing Indebtedness, as finally determined pursuant to Section 2.6, is less than Estimated Closing Indebtedness, then the Sellers shall be entitled to receive such deficiency amount in accordance with Section 2.8(e). If the Closing Indebtedness, as finally determined pursuant to Section 2.6, is greater than the Estimated Closing Indebtedness, then the Purchaser shall be paid the amount of such excess in accordance with Section 2.8(e).

(c) If Closing Transaction Expenses, as finally determined pursuant to Section 2.6, are less than Estimated Closing Transaction Expenses, then the Sellers shall be entitled to receive such deficiency amount in accordance with Section 2.8(e). If the Closing Transaction Expenses, as finally determined pursuant to Section 2.6, are greater than the Estimated Closing Transaction Expenses, then the Purchaser shall be paid the amount of such excess in accordance with Section 2.8(e).

(d) If Closing Cash, as finally determined pursuant to Section 2.6, is greater than Estimated Closing Cash, then the Sellers shall be entitled to receive such excess amount in accordance with Section 2.8(e). If Closing Cash, as finally determined pursuant to Section 2.6, is less than Estimated Closing Cash, then the Purchaser shall be paid the amount of such deficiency in accordance with Section 2.8(e).

(e) Without duplication, all amounts owed pursuant to Section 2.7 shall be aggregated, and the net amount (if any) owed by the Purchaser to the Sellers, on the one hand (any such amount, the “Closing Adjustment Surplus Amount”), or by the Sellers to the Purchaser, on the other hand (any such amount, the “Closing Adjustment Shortfall Amount”), is referred to as the “Final Adjustment Amount.”

(f) In the event the Final Adjustment Amount constitutes a Closing Adjustment Surplus Amount, then (x) the Purchaser shall pay to the Sellers an amount in cash equal to the Closing Adjustment Surplus Amount, in accordance with the terms in Section and (y) the Purchaser and the Sellers’ Representative

shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to deliver to the Sellers (in accordance with their respective Pro Rata Portion) the amount of the Adjustment Escrow Amount.

(g) In the event the Final Adjustment Amount constitutes a Closing Adjustment Shortfall Amount, then the Purchaser and the Sellers’ Representative shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to deliver (x) to the Purchaser from the Adjustment Escrow Amount an amount in cash equal to the Closing Adjustment Shortfall Amount; provided, that if the Closing Adjustment Shortfall Amount exceeds the amount of the Adjustment Escrow Amount, then the Sellers shall pay the amount of such excess directly to the Purchaser in accordance with their respective Pro Rata Portions; provided, that in the case of any Seller who holds (or will hold) Purchaser Shares as of the applicable payment date (if applicable), such Seller’s payment obligation may be satisfied at such Seller’s option by the forfeiture and delivery (if applicable) to the Purchaser of a number of Purchaser Shares (valued for such purpose at the closing price of the Purchaser Common Stock as of the trading day immediately prior to the applicable payment date) having an aggregate value equal to the amount of such Seller’s applicable portion of such excess amount, and such Seller and the Purchaser shall take such actions as are reasonably necessary to transfer (or forfeit, if applicable) such number of Purchaser Shares to the Purchaser; provided, further, that if any payment obligations remain outstanding to any Seller under the Note as of such payment date, such Seller’s payment obligation may also be satisfied at such Seller’s option by a decrease to the outstanding principal amount of the Note owing to such Seller; and (y) to the Sellers (in accordance with their respective Pro Rata Portion) any remaining portion of the Adjustment Escrow Amount, if any, after giving effect to the payment of the amounts contemplated by the foregoing clause (x).

(h) Payment of the Final Adjustment Amount shall be made within five (5) Business Days after the last date of final determination pursuant to Section 2.6.

2.9 Closing Transaction Expenses; Closing Indebtedness. At the Closing, the Purchaser shall pay, or cause to be paid, (a) all then unpaid Closing Transaction Expenses included in the Closing Payment Certificate to the applicable recipient thereof (net of any withholding Taxes, if applicable) (except that any change of control bonuses that constitute unpaid Closing Transaction Expenses shall be paid to the Company on the Closing Date and shall be distributed to the applicable recipient thereof (net of any applicable withholding Taxes) promptly following the Closing in accordance with the Company’s ordinary course payroll procedures or a special payroll or other payroll for the payment of such change of control bonuses), and (b) the amount of Indebtedness indicated in the Payoff Letter(s) delivered to Purchaser at least two (2) Business Days prior to the Closing in accordance with the wire instructions set forth therein.

2.10 Reliance on Consideration Spreadsheet. The Purchaser and the Escrow Agent shall be permitted to rely, without further inquiry, on the Consideration Spreadsheet in making any payments to the Sellers under this Agreement. The Consideration Spreadsheet shall be prepared in accordance with the Organizational Documents of the Company.

2.11 Withholding. The Company, the Purchaser and the Escrow Agent shall be entitled to deduct and withhold from any consideration payable pursuant to this Agreement to any Person such amounts as are required to be deducted or withheld therefrom under any provision of U.S. federal, state, local or non-U.S. Tax Law or under any other applicable legal requirement. To the extent such amounts are so deducted or withheld, such amounts shall be properly remitted to the appropriate Tax authority by the Company, the Purchaser and the Escrow Agent, as the case may be, and treated for all purposes as having been paid to the Person to whom such amounts would otherwise have been paid.

2.12 Registration of Purchaser Shares.

(a) Promptly (but in any event no later than thirty (30) days) after the Closing Date (the “Filing Deadline”), the Purchaser shall prepare and file with the U.S. Securities and Exchange Commission (the “SEC”) a Form S-3 registration statement covering the resale of all of the Purchaser Shares (the “Registration Statement”). The Purchaser shall use its reasonable best efforts to, as soon as reasonably practicable following the filing of the Registration Statement, but in no event later than 20 days following the filing of the Registration Statement (or 60 days following the filing of the Registration Statement solely in the event of a full review of the Registration Statement by the SEC), cause the Registration Statement to be declared effective by the SEC.

(b) After the Registration Statement has been declared effective by the SEC, the Purchaser shall use its reasonable best efforts to keep the Registration Statement continuously effective until the earlier of December 31, 2022 and the date that all Purchaser Shares covered by the Registration Statement are sold or are able to be sold by the holders thereof by relying on Rule 144 under the Securities Act without any restriction, including volume limitation. Without limiting the foregoing, the Purchaser shall (i) prepare and file with the SEC such amendments to the Registration Statement and amendments or supplements to the prospectus used in connection therewith as may be reasonably necessary to comply with the provisions of the Securities Act with respect to the sale or other disposition of all Purchaser Shares included in the Registration Statement and (ii) register or qualify the Purchaser Shares included in the Registration Statement under the applicable state securities or blue sky laws.

(c) The Purchaser will pay all expenses associated with the Registration Statement and any amendments or supplements thereto, and any actions or filings necessary to maintain the effectiveness of the Registration Statement, including filing and printing fees, the fees and expenses of the Purchaser’s counsel and accounting fees and expenses, costs associated with clearing the Registrable Securities for sale under applicable state securities laws and listing fees, but excluding discounts, commissions, fees of underwriters, selling brokers, dealer managers or similar securities industry professionals with respect to the Purchaser Sales being sold.

(d) The Purchaser covenants that it will file the reports required to be filed by it under the Securities Act and the Exchange Act (as defined below) and the rules and regulations adopted by the SEC thereunder in accordance with the requirements of the Securities Act and the Exchange Act and it will take such further action as Sellers may reasonably request to make available adequate current public information with respect to the Purchaser meeting the current public information requirements of Rule 144(c) under the Securities Act, to the extent required to enable Sellers to sell all Purchaser Shares without registration under the Securities Act within the limitation of the exemptions provided by (i) Rule 144 under the Securities Act or (ii) any similar rule or regulation hereafter adopted by the SEC. In addition, the Purchaser agrees, at its sole expense, to cause its legal counsel to provide a legal opinion to the Purchaser’s transfer agent that is in form and substance sufficient for such transfer agent to remove all applicable legends in connection with, and to otherwise facilitate, the sale of Purchaser Shares under Rule 144 under the Securities Act.

(e) The Purchaser shall indemnify and hold harmless, the Sellers Indemnified Persons, from and against any Losses to which any Seller Indemnified Person may become subject (under the Securities Act or otherwise) to the extent such Losses arise out of, directly or indirectly, any untrue statement of a material fact contained in the Registration Statement or any other document filed in accordance with this Section 2.12(e), or any omission to state therein a fact required to be stated therein or necessary to make the statements therein not misleading; provided, however, that the Purchaser will not be liable in any such case to the extent that any such Losses arising out of, directly or indirectly, any untrue statement or omission, made in reliance upon and in conformity with written information furnished to the Purchaser by or on behalf of any Seller specifically for use in the preparation of the Registration Statement. The procedures set forth in Section 7.5 shall apply to any claim for indemnification made pursuant to this Section 2.12(e), mutatis mutandis.

(f) At the written request by any Seller to the Purchaser, the Purchaser agrees to use its reasonable best efforts to facilitate and coordinate one or more underwritten sale(s) of the Purchaser Shares by such Seller to one or more third parties (including by way of a “block-trade”), as and when requested in writing by such Seller following the Purchaser Shares Issuance Date.

(g) The term (i) “Sellers” for purposes of this section shall mean (A) the Sellers (as defined above) and (B) Permitted Purchaser Share Transferees who are transferred the right to receive Purchaser Shares in accordance with this Section, and who shall have third-party beneficiary rights under this section; and (ii) “Purchaser Shares” for purposes of this section shall mean (A) the shares of Purchaser Common Stock issued to the Sellers under this Agreement and (B) any securities issued or issuable upon any stock split, dividend or other distribution, recapitalization or similar event with respect to the foregoing in clause (ii)(A).

Article III

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser hereby represents and warrants to each Seller and to the Company that the following representations and warranties are true and correct as of the date hereof.

3.1 Organization; Corporate Power and Authorization. The Purchaser is a Pennsylvania corporation duly organized, validly existing and in good standing under the Laws of the state of its incorporation. The Purchaser has the requisite corporate power and authority necessary to enter into, deliver and carry out its obligations pursuant to each of the Transaction Documents to which it is a party. The Purchaser is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would cause a Purchaser Material Adverse Change. The Purchaser’s execution, delivery and performance of each Transaction Document to which it is a party has been duly authorized by the Purchaser and no other corporate proceeding on the part of the Purchaser is necessary to authorize the Transaction Documents and the Transactions, and the Purchaser has duly executed and delivered this Agreement and will have, as of the Closing Date, duly executed and delivered each other Transaction Document to which it is a party.

3.2 Binding Effect; Noncontravention; No Approvals.

(a) Each Transaction Document to which the Purchaser is a party constitutes, or when executed will constitute, a valid and binding obligation of the Purchaser enforceable against the Purchaser in accordance with its terms, subject to the effect of (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to rights of creditors generally and (ii) rules of law and equity governing specific performance, injunctive relief and other equitable remedies.

(b) The execution, delivery and performance by the Purchaser of the Transaction Documents to which the Purchaser is a party and the consummation of the Transactions do not and shall not (with or without notice or lapse of time or both): (i) conflict with or result in a breach of the terms, conditions or provisions of any Organizational Document of the Purchaser; (ii) result in the imposition of any Lien upon any of the properties or assets of the Purchaser; (iii) result in a material breach or material violation by the Purchaser of any of the terms, conditions or provisions of any Law or Order to which the Purchaser or any of its properties or assets is subject; or (iv)  require any Approval to be obtained by the Purchaser which has not been obtained by the Purchaser as of the date hereof.

3.3 Broker Fees. The Purchaser has not used any broker or finder, or entered into any Contract with any Person which would result in the obligation of the Company or any Seller to pay any fees or commissions to any broker, finder, or agent, with respect to the Transactions.

3.4 Investment. The Purchaser is acquiring the Units for its own account, for investment only, and not with a view to any resale or public distribution thereof. The Purchaser shall not offer to sell or otherwise dispose of the Units in violation of any Law applicable to any such offer, sale or other disposition. The Purchaser acknowledges that (a) the Units have not been registered under the Securities Act, or any state securities Laws; (b) there is no public market for the Units and there can be no assurance that a public market will develop; and (c) the Purchaser must bear the economic risk of its investment in the Units for an indefinite period of time. The Purchaser is an “accredited investor” within the meaning of Rule 501 of the Securities Act as presently in effect, and has knowledge and experience in financial and business matters such that it is capable of evaluating the merits and risks of acquiring and holding the Units.

3.5 No Litigation. There is no Action pending or, to the Purchaser’s knowledge, threatened against the Purchaser or its properties, assets or businesses, or Order to which the Purchaser is subject which would result in a Purchaser Material Adverse Change.

3.6 Purchaser SEC Filings. Purchaser has filed all forms, reports, statements and documents (including all exhibits, schedules and annexes thereto) required to be filed by it with the SEC since the date that is twelve (12) months prior to the Closing Date, including any amendments or supplements thereto (collectively, the “Purchaser SEC Reports”). As of their respective dates (and, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) none of the Purchaser SEC Reports contained at the time of filing, and none of the Purchaser SEC Reports filed after the date of this Agreement and prior to the Closing Date (and, if amended or superseded by a filing prior to the Closing Date, then on the date of such filing) will contain, any untrue statement of a material fact or omitted (or will have omitted) to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, and all of the Purchaser SEC Reports complied in all material respects with the requirements of the Securities Act and the Securities Exchange Act of 1934, as amended, and the applicable rules and regulations promulgated thereunder (the “Exchange Act”), as the case may be. Since the date of the last Purchaser SEC Report, there has not been the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which resulted in, or would reasonably be likely to result in, a material adverse effect with respect to Purchaser. The financial statements (including any related notes) contained in Purchaser SEC Reports (collectively, the “Purchaser Financial Statements”) (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto and (ii) were prepared in accordance with GAAP, consistently applied, and present fairly in all material respects the consolidated financial position and results of operations of Purchaser and its Subsidiaries (taken as a whole) as of the times and for the periods referred to therein, subject in the case of the unaudited financial statements to the absence of footnote disclosures and other presentation items and changes resulting from normal year-end adjustments. To Purchaser’s knowledge, none of the Purchaser SEC Reports is the subject of ongoing SEC review and there are no inquiries or investigations by the SEC or any internal investigations pending or threatened, in each case regarding any accounting practices of Purchaser or any of its Subsidiaries.

3.7 Purchaser Shares. At the Closing, (a) Purchaser will have an adequate amount of authorized shares of Purchaser Common Stock to effect the issuance to the Sellers of the Purchaser Shares in accordance with this Agreement and (b) all of the Purchaser Common Shares (i) will be duly authorized, validly issued, fully paid and nonassessable, (ii) will be issued in compliance with applicable securities Laws or exemptions therefrom, (iii) will not be subject to, or issued in violation of, any purchase option, call option, right of first refusal, preemptive right or any similar right, and (iv) will be free of all Liens, other than restrictions imposed under applicable securities Laws.

3.8 Exchange Act Compliance. The Purchaser Common Stock is registered pursuant to Section 12(b) of the Exchange Act and listed on NASDAQ. The issuance of the Purchaser Shares to the Sellers under this Agreement does not require stockholder approval of Purchaser, including, without limitation, pursuant to the rules and regulations of NASDAQ.

3.9 Form S-3 Eligibility. The Purchaser is eligible to register the Purchaser Shares to be issued to the Sellers under this Agreement for resale using Form S-3 promulgated under the Securities Act.

3.10 Number of Purchaser Shares. The number of Purchaser Shares represents approximately 19.999% of the issued and outstanding shares of capital stock of the Purchaser as of immediately prior to the Closing.

Article IV

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Each Seller, as to such Seller, hereby represents and warrants to the Purchaser that the following representations and warranties are true and correct as of the date hereof.

4.1 Power and Authorization. If such Seller is not an individual, such Seller is validly existing and in good standing under the Laws of the state of its formation, as applicable, and has the requisite entity power and authority necessary to enter into, deliver and carry out its obligations pursuant to each of the Transaction Documents to which it is a party. If such Seller is not an individual, such Seller’s execution, delivery and performance of each Transaction Document to which it is a party has been duly authorized by such Seller and no other entity proceeding on the part of such Seller is necessary to authorize the Transaction Documents to which such Seller is a party. Such Seller has duly executed and delivered this Agreement and will have, as of the Closing Date, duly executed and delivered each other Transaction Document to which it is a party.

4.2 Binding Effect and Noncontravention; Approvals.

(a) Each Transaction Document to which such Seller is a party constitutes, or when executed will constitute, a valid and binding obligation of such Seller enforceable against such Seller in accordance with its terms, subject to the effect of (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to rights of creditors generally and (ii) rules of law and equity governing specific performance, injunctive relief and other equitable remedies.

(b) The execution, delivery, and performance by such Seller of the Transaction Documents to which such Seller is a party and the consummation of the Transactions do not and shall not (with or without notice or lapse of time or both): (i) conflict with or result in a breach of the terms, conditions, or provisions of any Organizational Document of such Seller (if applicable); (ii) result in a material breach or material violation of any of the terms, conditions or provisions of any Law or Order to which such Seller or any of its properties or assets is subject; (iii) result in a material breach or material violation of any of the terms, conditions or provisions of any Contract to which such Seller is a party or by which such Seller’s assets or properties are bound; or (iv) require any Approval to be obtained by such Seller which has not been obtained by such Seller as of the date hereof.

4.3 Units. Such Seller holds of record, owns beneficially and has good and valid title to the Units set forth opposite such Seller’s name on Section 5.3(a) of the Company Disclosure Schedule, as applicable, free and clear of any and all Liens, other than any applicable transfer restrictions arising under applicable securities Laws or under the Operating Agreement. Such Seller is not a party to any voting trust, proxy or other agreement or understanding with respect to the voting of its Units. Such Seller is not a party to any option, warrant, purchase right or other contract that would require such Seller to sell, transfer or otherwise dispose of its Units (other than to the Purchaser pursuant to the terms of this Agreement). Except for the Units set forth opposite such Seller’s name on Section 5.3(a) of the Company Disclosure Schedule, such Seller does not own any securities of the Company or any right to acquire any securities of the Company.

4.4 No Litigation. There is no Action pending or, to such Seller’s Knowledge, threatened in writing, against such Seller (a) challenging or seeking to restrain, delay or prohibit any of the Transactions, (b) preventing such Seller from performing in all material respects such Seller’s obligations under the Transaction Documents to which such Seller is a party, or (c) related to the Company.

4.5 Broker Fees. Such Seller has not used any broker or finder, or entered into any Contract with any Person which would result in the obligation of the Company to pay any fees or commissions to any broker, finder, or agent, with respect to the Transactions.

4.6 Purchaser Shares.

(a) Such Seller (i) is an “accredited investor” (within the meaning of Rule 501(a)(1), Rule 501(a)(2), Rule 501(a)(3), or Rule 501(a)(7) under the Securities Act); (ii) will receive the Purchaser Shares only for such Seller’s own account and not for the account of others and such Seller has full investment discretion with respect to each such account, and the full power and authority to make the acknowledgements, representations and agreements herein on behalf of each owner of each such account, provided, however, that this does not limit the transfer of the right to receive any of the Purchaser Shares pursuant to Section 2.4(b); and (iii) is not receiving the Purchaser Shares with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act.

(b) Such Seller understands that the Purchaser Shares are being offered in a transaction not involving any public offering within the meaning of the Securities Act and that the Purchaser Shares have not been registered under the Securities Act or any state securities Law in reliance on the availability of an exemption from such registration. Such Seller understands that the Purchaser Shares may not be offered, resold, transferred, pledged or otherwise disposed of by such Seller absent an effective registration statement under the Securities Act, except (i) to the Purchaser or a subsidiary thereof, or (ii) pursuant to an applicable exemption from the registration requirements of the Securities Act, and, in each of cases (i) and (ii), in accordance with any applicable securities Laws of the states and other jurisdictions of the United States, and that any certificates or book entries representing the Purchaser Shares shall contain a legend to such effect. Such Seller acknowledges that the Purchaser Shares will not be eligible for resale pursuant to Rule 144A promulgated under the Securities Act. Such Seller understands and agrees that the Purchaser Shares will be subject to transfer restrictions and, as a result of these transfer restrictions, such Seller may not be able to readily resell the Purchaser Shares and may be required to bear the financial risk of an investment in the Purchaser Shares for an indefinite period of time. Such Seller understands that such Seller has been advised to consult legal counsel prior to making any offer, resale, pledge or transfer of any of the Purchaser Shares.

(c) Such Seller acknowledges that such Seller is aware that there are substantial risks incident to the purchase and ownership of the Purchaser Shares. Such Seller is a sophisticated accredited investor and has such knowledge and experience in financial and business matters, and in investing in private placement securities, as to be capable of evaluating the merits and risks of an investment in the Securities. At the time of making such Seller’s investment decision, such Seller has had access to such financial and other information concerning the Purchaser and its subsidiaries as such Seller deemed necessary or desirable in making a decision to receive the Purchaser Shares, including an opportunity to ask questions and receive answers from officers of the Purchaser and to obtain additional information necessary to verify the accuracy of any information furnished to such Seller or to which such Seller had access. Such Seller has independently made such Seller own analysis and decision to acquire the Securities and determined based on such Seller own independent review, and such professional advice from such Seller own advisors (including as to tax, legal and accounting matters) as such Seller may deem appropriate, that such Seller’s receipt of the Purchaser Shares (i) is consistent with such Seller’s financial needs, objectives and condition, (ii) complies with all investment policies, guidelines and other restrictions that are applicable to such Seller, (iii) does not and will not violate any law, rule, regulation, agreement or other obligation to which such Seller is bound (assuming the accuracy of the Company’s representations and warranties contained herein), and (iv) is a fit, proper and suitable investment for such Seller, notwithstanding the risks associated with a purchase of the Purchaser Shares and ownership of the Purchaser Shares. Without limitation of the foregoing, such Seller acknowledges that the Purchaser and its advisors are not providing tax advice of any kind with respect to the transactions contemplated hereby, including the tax consequences relating to receipt of the Purchaser Shares contemplated hereby, and such Seller acknowledges that such Seller has been advised to consult with such Seller’s own tax advisor regarding the tax consequences of receiving Purchaser Shares pursuant to this Agreement.

(d) Such Seller is not (i) a person named on the List of Specially Designated Nationals and Blocked Persons administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) or in any Executive Order issued by the President of the United States and administered by OFAC (“OFAC List”), or a person prohibited by any OFAC sanctions program or (ii) a Designated National as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515. Such Seller agrees to provide law enforcement agencies, if requested thereby, such records as required by applicable law, provided that such Seller is permitted to do so under applicable law. Neither such Seller nor any of such Seller’s Affiliates is subject to any of the “Bad Actor” disqualifications described in Rule 506(d)(1)(i) to (viii) under the Securities Act.

Article V

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as expressly set forth on the Company Disclosure Schedule, the Company hereby represents and warrants to the Purchaser that the following representations and warranties are true and correct as of the date hereof.

5.1 Organization; Qualification; Limited Liability Company Power and Authorization. The Company is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of California. The Company is duly authorized to (a) conduct business in the manner in which its business is currently being conducted; (b) to own and use its assets in the manner in which its assets are currently owned and used; and (c) to execute and deliver the Transaction Documents to which it is a party and perform its obligations hereunder and thereunder. The Company is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify or be in good standing would cause a Company Material Adverse Change. The Company has the requisite limited liability company power and authority necessary to enter into, deliver and carry out its obligations pursuant to each of the Transaction Documents to which it is a party. The execution, delivery and performance of each Transaction Document by the Company to which it is a party has been duly authorized by the Company and no other limited liability company proceeding on the part of the Company is necessary to authorize the Transaction Documents and the Transactions, and the Company has duly executed and delivered this Agreement and the Company will have, as of the Closing Date, duly executed and delivered each other Transaction Document to which it is a party. The Company has not conducted business under any d/b/a or fictitious name, other than its company name.

5.2 Binding Effect and Noncontravention; Approvals.

(a) Each Transaction Document to which the Company is a party constitutes, or when executed will constitute, a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to the effect of (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to rights of creditors generally and (ii) rules of law and equity governing specific performance, injunctive relief and other equitable remedies.

(b) Except as otherwise set forth in Section 5.2 of the Company Disclosure Schedule, the execution, delivery, and performance by the Company of the Transaction Documents to which the Company is a party and the consummation of the Transactions do not and will not (with or without notice or lapse of time or both): (i) conflict with or result in a breach of the terms, conditions, or provisions of the Organizational Documents of the Company; (ii) result in the imposition of any material Lien (other than a Permitted Lien) upon any of the properties or assets of the Company; (iii) result in a material breach or violation by the Company of any of the terms, conditions or provisions of any Law or Order to which the Company is subject or by which the Company’s assets or properties are bound; (iv) conflict with, or result in any violation of or default under, or give rise to a right of termination, cancellation, acceleration or modification of any obligation to or loss of a benefit under, or to increased, additional, accelerated or guaranteed material rights or entitlements of any Person under, any Material Contract, in each case except where such occurrence set forth in this clause (iv) would not result in a Company Material Adverse Change; or (v)  require any material Approval to be obtained by the Company which has not been obtained by the Company as of the date hereof.

5.3 Capitalization.

(a) The Sellers own the Units set forth opposite each such Seller’s name on Section 5.3(a) of the Company Disclosure Schedule and all such Units set forth on Section 5.3(a) of the Company Disclosure Schedule represent 100% of the issued and outstanding equity securities of the Company. All of the outstanding Units have been duly authorized, are validly issued, fully paid, and non-assessable, have been offered, issued, sold and delivered in compliance with all applicable federal and state securities Laws and are held of record and beneficially by the Sellers and are not subject to or have not been issued in violation of any preemptive or subscription rights or any option, call option, right of first refusal, or any similar right under any provision of applicable Law, any Organizational Document of the Company or any Contract to which the Company is a party or otherwise bound, in each case that has not been waived. There are no outstanding or authorized options, warrants, puts, calls, purchase rights, subscription rights, conversion rights, exchange rights, restricted stock awards, or other contracts or commitments that would require the Company to issue, sell or otherwise cause to become outstanding any of its equity. There are no outstanding or authorized equity appreciation, phantom equity, profit participation, earnout rights or similar rights with respect to the Company. There are no, and at the Closing there shall not be any, voting agreements, proxies, registration rights, rights of first refusal, preemptive rights, co-sale rights or other restrictions applicable to any outstanding securities of the Company. There are no outstanding obligations, contingent or otherwise, of the Company to repurchase, redeem, exchange or otherwise acquire the Units or any other equity interests of the Company.

(b) There is no Liability for dividends accrued and unpaid by the Company. All prior repurchases of equity consummated by the Company, if any, were effected in compliance with all Laws and applicable Contracts, and there are no contingent or other Liabilities remaining in connection therewith.

5.4 Subsidiaries. The Company has no Subsidiaries and does not own any equity interests in any other Person.

5.5 Financial Statements.

(a) Section 5.5(a) of the Company Disclosure Schedule sets forth the Company’s (i) unaudited consolidated balance sheet of the Company as of June 30, 2021 (the “Latest Balance Sheet”) and the related consolidated statements of income and cash flows for the six-month period then ended (collectively, the “Unaudited Financial Statements”), and (ii) audited balance sheet and statements of income, members’ equity and cash flows of the Company for each of the fiscal years ended December 31, 2020, December 31, 2019 and December 31, 2018 (collectively, the “Audited Financial Statements”, and together with the Unaudited Financial Statements, the “Financial Statements”). The Financial Statements are complete and correct in all material respects, have each been prepared from the books and records of the Company and in accordance with GAAP, consistently applied, and present fairly in all material respects the consolidated financial condition and results of operations of the Company as of the times and for the periods referred to therein, subject in the case of the unaudited financial statements to (x) the absence of footnote disclosures and other presentation items and (y) changes resulting from normal year-end adjustments which are not material in amount or significance in any individual case or in the aggregate.

(b) Except as set forth in the Financial Statements, the Company has no material Liabilities or obligations, contingent or otherwise, other than: (i) current Liabilities incurred in the ordinary course of business, consistent with past practice, subsequent to the date of the Latest Balance Sheet (none of which is a liability resulting from a violation of Law, breach of contract, breach of warranty, tort, infringement or misappropriation); (ii) obligations under any Contract to which the Company is a party that has been made available to the Purchaser prior to the date hereof and that are expressly set forth in and are identifiable by reference to the text of such Contract; and (iii) other commitments that are disclosed on Section 5.5(b) of the Company Disclosure Schedule.

(c) The Company maintains a standard system of accounting established and administered in accordance with GAAP and sufficient to provide reasonable assurances that (i) all transactions are executed in accordance with management’s general or specific authorization, (ii) all transactions are recorded as necessary to permit the preparation of the Financial Statements in conformity with GAAP and to maintain proper accountability for items, (iii) access to its property and assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for items is compared with the actual levels at reasonable intervals and appropriate action is taken with respect to any differences. The Company is not party to any “off balance sheet arrangements” (as defined in the Exchange Act).

5.6 Absence of Certain Developments. Since the date of the Latest Balance Sheet through the date hereof, (i) the Company has conducted its business in the ordinary course of business consistent with past practice, (ii) no Company Material Adverse Change has occurred, and (iii) the Company has not:

(a) declared, set aside or paid any dividends on or in respect of, any of its equity, or otherwise make any payments to its owners in their capacity as such, (ii) split, combined or reclassified any of its capital equity, (iii) purchased, redeemed or otherwise acquired any of its equity or any other securities thereof or any rights, warrants or options to acquire any such equity or other securities or (iv) adopted a plan of or effect any complete or partial liquidation or adopt resolutions providing for or authorizing such liquidation or adopt a plan of or effect any dissolution, merger, consolidation, restructuring, recapitalization or reorganization of the Company;

(b) authorized for issuance, issued, delivered, sold, pledged, disposed of or granted (i) any Company equity, (ii) any other equity or voting securities, or (iii) any securities convertible into or exchangeable for, or any options, warrants or rights to acquire, any such equity, equity or voting securities or convertible or exchangeable securities;

(c) amended any Organizational Document of the Company;

(d) acquired or agreed to acquire (i) by merging or consolidating with, or by purchasing all or a substantial portion of the assets of, any business of any Person or division thereof, (ii) any assets other than those acquired in the ordinary course of business, or (iii) equity interests in any Person;

(e) except as required by the terms of any Employee Plan or any applicable Law, (i) granted to any employee, director or other service provider of the Company any increase in compensation or benefits, except for any grants made in the ordinary course of business, (ii) granted to any employee, director or other service provider of the Company any increase in severance or termination pay, (iii) entered into or amended any employment, consulting, severance or termination agreement with any Person, except for any employment or consulting agreements entered into in the ordinary course of business, (iv) established, adopted, entered into, terminated or amended in any material respect any Employee Plan (or arrangement that, had it been in existence on the date of this Agreement, would be an Employee Plan), (v) taken any action to accelerate any rights or benefits, or made any material determinations not in the ordinary course of business, under any collective bargaining agreement or Employee Plan, (vi) loaned or advanced money or other property to any employee of the Company, other than employee advances for travel, business or entertainment expenses made in the ordinary course of business, or (vii) failed to make contributions to an Employee Plan in accordance with past practice;

(f) made any change in accounting methods, principles or practices affecting the reported consolidated assets, Liabilities or results of operations of the Company, except insofar as may have been required by a change in GAAP, or changed or modified any cash management, credit collection or payment policies, practices or procedures (including any acceleration in the collection or receivables or delay in the payment of payables);

(g) sold, leased, licensed, mortgaged, encumbered or otherwise disposed of or permit to become subject to any Lien, other than a Permitted Lien, any properties or assets of the Company, tangible or intangible, other than in the ordinary course of business;

(h) entered into any transaction with an Affiliate or other Related Party;

(i) (i) incurred any Indebtedness or guaranteed any Indebtedness of another Person or (ii) made any loans, advances or capital contributions to, or investments in, any other Person (other than employee advances for travel, business or entertainment expenses made in the ordinary course of business in accordance with the Company’s customary expense reimbursement policies) or (iii) canceled or compromised any debt or material claim of the Company in any material respect;

(j) made or changed any Tax election, adopted or changed any Tax accounting method, consented to the extension or waiver of the limitations period applicable to any Tax claim or assessment, entered into any closing agreement with respect to any Taxes, or settled or compromised any Tax Liability;

(k) initiated, settled or compromised any Action;

(l) terminated or extended, waived, modified, rescinded or made (or agreed to) any material amendments to, or waived or accelerated any rights or benefits under, any Material Contract;

(m) made or entered into any commitment for material capital expenditures of the Company; or

(n) authorized the Company to do any of the foregoing, or entered into any Contract to do any of the foregoing.

5.7 Assets. Except as set forth on Section 5.7 of the Company Disclosure Schedule, the Company has good and valid title to, or a valid leasehold interest in, all of its assets, free and clear of any and all Liens, other than Permitted Liens. After giving effect to the divestiture of the Patents to IriSys on or prior to the date hereof, all such assets collectively represent all assets necessary for the conduct of the business of the Company as currently conducted and in the manner conducted during the periods covered by the Financial Statements. Except for leased items, no Person other than the Company owns any interest in any such assets. All such assets are (i) in good operating condition and repair for the conduct of the business of the Company as of immediately after the Closing, (ii) free of defects, normal wear and tear excepted, and (iii) sufficient for the uses to which they are being put, except as would not, individually or in the aggregate, be material to the business of the Company, taken as a whole.

5.8 Tax Matters.

(a) The Company has filed all income and other material Tax Returns that it is required to file. All such Tax Returns are true, complete and correct in all material respects. All Taxes due and owing by the Company (whether or not shown on any Tax Return) have been timely paid. The Company is not currently the beneficiary of any extension of time within which to file any Tax Return that has continuing effect, other than any such extension that was automatically granted.

(b) None of the Company’s Tax Returns are currently the subject of any audit or proceeding by any Tax authority. The Company has not been notified in writing of any request for an audit of, or a proceeding related to, the Company’s Tax Returns.

(c) The Company is not a party to any Tax allocation, indemnity or sharing agreement (other than any commercial agreement entered into in the ordinary course of business the primary purpose of which is not Tax related). The Company has never been a member of an Affiliated Group filing a consolidated federal Tax Return. The Company has no liability for Taxes of any Person (other than the Company) under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local or foreign Law), as transferee or successor, by contract or otherwise (other than pursuant to a commercial agreement entered into in the ordinary course of business the primary purpose of which is not Tax related).

(d) The Company has not agreed to make, and the Company is not required to make, any adjustment under Section 481(a) of the Code (or any similar provision of applicable state, local or foreign Law) by reason of a change in accounting method or otherwise occurring prior to or on the Closing Date. The Company will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) “closing agreement” as described in Section 7121 of the Code (or any corresponding provision of state, local or foreign income Tax Law) entered into prior to the Closing; (ii) installment sale or open transaction disposition made prior to the Closing; (iii) prepaid amount received outside of the ordinary course of business prior to the Closing; or (iv) any election under Section 108(i) of the Code.

(e) The Company has timely paid or withheld with respect to its employees, independent contractors, creditors, members and other third parties (and timely paid over any withheld amounts to the appropriate Tax authority) all Taxes required to be withheld or paid and the Company has complied in all material respects with all information reporting and backup withholding provisions of applicable Law.

(f) There is no Tax deficiency outstanding, assessed or proposed in writing against the Company, nor has the Company executed any waiver of any statute of limitations on or extension of the period for the assessment or collection of any Tax that remains in effect. No adjustment relating to any Tax Return filed by the Company has been proposed in writing by any Tax authority to the Company. No written claim has been made by an authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(g) There are no Liens on the assets of the Company relating to or attributable to Taxes other than Permitted Liens.

(h) For purposes of the Code, the Company is and has been classified as a partnership as described in Treasury Regulations Section 301.7701-3(b)(1)(i) during all periods prior to the Closing.

(i) The unpaid Taxes of the Company did not, as of the date of the Latest Balance Sheet, exceed the reserve for Tax liability set forth on the face of the Financial Statements.

(j) No Seller is a “foreign person” as that term is used in Treasury Regulations Section 1.1445-2. The Company is not, nor has it been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(a) of the Code.

(k) The Company is not, and has not been, a party to, or promoter of, a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4(b).

(l) The Company (i) has not made any election under the Partnership Audit Provisions to have them apply to the Company with respect to any period (or portion thereof) before January 1, 2018, and (ii) has not made any election to opt out of the Partnership Audit Provisions with respect to any period (or portion thereof) after December 31, 2017.

(m) Except as set forth on Section 5.8(n) of the Company Disclosure Schedule, the Company has not (i) deferred payment of any payroll Taxes pursuant to Section 2302 of the CARES Act, (ii) claimed the employee retention credit pursuant to the Section 2301 of the CARES Act or other credit pursuant to any Covid-19 Law, or (iii) amended any income Tax return for a taxable year prior to 2021 in order to carry back a net operating loss to such year.

(n) Neither the Company nor any related persons within the meaning of Section 197 of the Code has held or used, at any time on or prior to August 10, 1993, any Section 197 intangible described in subparagraph (A) or (B) of Section 197(d)(1) of the Code.

5.9 Environmental Matters.

(a) The Company has during the past three (3) years been, and is currently, in compliance, in all material respects, with all applicable Environmental Laws. The Company has not received any written notice of a potential violation of applicable Environmental Laws or any potential Liability pursuant to Environmental Law. There is no Action pending or, to the Knowledge of the Company, threatened against the Company pursuant to Environmental Laws. Except in compliance with Environmental Laws or in a manner that would not be reasonably likely to result in a material Liability to the Company, no Hazardous Material has been Released at, on, under or are present on any real property (including the soil, groundwater, surface water on or under the property) currently or formerly owned, operated, occupied, or leased by the Company (including the soil, groundwater, surface water on or under the property). The Company has made available to the

Purchaser all Environmental Permits, environmental site assessment reports, evaluations, or investigations and environmental audits in their possession or control relating to the operation of the business or any real property currently or formerly owned, leased, occupied, or operated by the Company at any time, and any other material documents related to the Company’s compliance with Environmental Law or any potential Liability pursuant to Environmental Law. The Company has not agreed to indemnify or hold harmless or assume any actual or potential Liability under any Environmental Laws of any other Person. Neither this Agreement nor the consummation of this Transaction will result in any obligations for site investigation or cleanup, or notification to or consent of any Governmental Entity or any other Person, pursuant to any of the so-called “transaction-triggered” or “responsible property transfer” Environmental Laws.

(b) Section 5.9(b) of the Company Disclosure Schedule contains a true, correct and complete list of all Environmental Permits pertaining to the Company and its business. The Company currently has all Environmental Permits that are required for the operation of its business as presently operated, all of which are in full force and effect, except as would not reasonably be expected to adversely affect the Company in any material respect. The Company (i) is not in violation, in any material respect, of any terms or conditions of any Environmental Permit, or (ii) has not received any written notice of a pending violation of any Environmental Permit. No Action is pending or, to the Knowledge of the Company, threatened, to revoke, prevent the renewal of, rescind, modify, refuse to renew or limit any such Environmental Permit, nor has the Company received any written notice from any Governmental Entity with respect to same. The Company has timely filed or caused to be timely filed any and all applications for the renewal of any Environmental Permit, except as would not reasonably be expected to adversely affect the Company in any material respect.

5.10 Intellectual Property.

(a) Section 5.10(a) of the Company Disclosure Schedule sets forth a true and complete list of all (i) patented and registered Company Intellectual Property Rights, (ii) pending patent applications and applications for registration of other Company Intellectual Property Rights filed by or on behalf of the Company, (iii) trade or corporate names used by the Company, (iv) material unregistered trademarks and service marks owned or used by the Company and (v) all domain names owned or used by the Company. None of the patents and patent applications disclosed or required to be disclosed on Section 5.10(a)(i) of the Company Disclosure Schedule (the “Patents”) is necessary or useful for the performance in full of any of the business or operations of the Company as currently conducted.

(b) To the Knowledge of Company, after due inquiry, (i) all necessary registration, maintenance and renewal fees for each item of registered Company Intellectual Property Rights have been paid and all necessary documents, recordations and certificates in connection with such Company Intellectual Property Rights have been filed with the relevant Governmental Entity for the purposes of maintaining or perfecting such Company Intellectual Property Rights; (ii) all registrations for registered Company Intellectual Property Rights are in good standing and subsisting; and (iii) except as set forth in Section 5.10(b) of the Company Disclosure Schedule, there are no actions that must be taken or payments that must be made by the Company within one hundred and eighty (180) days following the date hereof that, if not taken, will adversely affect any registered Company Intellectual Property Rights.

(c) Except with respect to any Off-The-Shelf Software or as set forth on Section 5.10(c) of the Company Disclosure Schedule, the Company owns all right, title and interest to, or has the right to use, free and clear of all Liens (except Permitted Liens and restrictions contained in any applicable license), all Company Intellectual Property Rights and Licensed Intellectual Property Rights used by the Company in the conduct of the Company’s business.

(d) All of the agreements pursuant to which the Company has been granted rights by third parties with respect to Licensed Intellectual Property Rights used by the Company in the conduct of the Company’s business (each, an “IP License”) are in force and effect and are binding and enforceable against the Company. Neither the Company nor, to the Knowledge of the Company, any other party thereto is in material breach or material default of any IP License. To the Knowledge of the Company, no event has occurred that with notice or lapse of time would constitute a material breach or material default under any IP License by the Company. The Company has not received any written notice from any third party asserting a claim, or threatening to make a claim, which would materially and adversely affect the rights of the Company under any IP License.

(e) The Company has not received any written notice from any third party challenging or threatening to challenge the right, title or interest of the Company in, to or under the Company Intellectual Property Rights or asserting any opposition, interference, invalidity, termination, abandonment, or other infirmity of any Company Intellectual Property Rights.

(f) Except as set forth in Section 5.10(f) of the Company Disclosure Schedule, the execution and delivery of this Agreement and the consummation of the Transactions will not result in (i) the Company granting to any third party any rights or licenses to any Intellectual Property Rights, (ii) any IP License being subject to any non-compete or other restriction on its use or operation, to which it is not subject prior to the Closing, or (iii) the imposition of any Lien on Company Intellectual Property Rights. Except as set forth in Section 5.10(f) of the Company Disclosure Schedule, following the execution and delivery of this Agreement and the consummation of the Transactions, the Purchaser will be permitted to exercise all of the Company’s rights under all IP Licenses to the same extent the Company would have been able to had the Transactions not occurred and without being required to pay any additional amounts or consideration other than fees, royalties or payments which the Company would otherwise be required to pay had the Transactions not occurred.

(g) The Company has taken reasonable steps in accordance with industry standards to protect the Company’s trade secrets, including by having officers, employees and consultants of the Company execute agreements providing for the protection of proprietary information of the Company. All officers, employees and consultants of the Company who are or have been involved in the creation or development of Company Intellectual Property Rights have executed and delivered to the Company an agreement providing for the assignment by such Persons to the Company of any Company Intellectual Property Rights made in the course of such Persons’ employment or engagement by the Company. To the Knowledge of the Company, no officer, employee or consultant of the Company is in violation of any term of any such proprietary information and assignment agreement between such Person and the Company.

5.11 Real Estate.

(a) The Company does not own any real property and has never owned any real property, nor is the Company party to any agreement to purchase or sell any real property. Section 5.11(a) of the Company Disclosure Schedule sets forth all real property that the Company leases, subleases, uses or occupies (the “Company Facilities”) and a listing of the lease or sublease documents pertaining thereto. The Company has provided (or made available to) the Purchaser with true, correct and complete copies of all leases, lease guaranties, subleases, agreements for the leasing, use or occupancy of, or otherwise granting a right in or relating to the Company Facilities, including all amendments, terminations and modifications thereof (the “Company Leases”).

(b) Except as set forth on Section 5.11(b) of the Company Disclosure Schedule, with respect to each Company Lease, (i) the Company has a valid leasehold interest, free and clear of any and all Liens, other than Permitted Liens, (ii) there is not, under any Company Leases, any existing material breach or material default (or event which with notice or lapse of time, or both, would constitute a material breach or material default) of the Company or, to the Knowledge of the Company, any other party thereto, (iii) the Company’s possession and quiet enjoyment of the Leased Real Property under such Lease has not been disturbed, and to the Knowledge of the Company, there are no disputes with respect to such Lease and (iv) the Company has not subleased, licenses or otherwise granted any Person the right to use or occupy any real property subject to such Company Leases or any portion thereof; and (v) the Company has not collaterally assigned or granted any other security interest in such Company Lease or any interest therein.

5.12 Litigation. Except as set forth on Section 5.12 of the Company Disclosure Schedule, there is, and for the past three (3) years has been, no Action pending or, to the Knowledge of the Company, threatened in writing, against (a) the Company, (b) the Company’s officers, managers, employees or members, in their capacity as such, or (c) the assets, properties or business of the Company. The Company is not subject to any Order. There is no Action pending or threatened by or on behalf of the Company against any other Person. There is no Action pending or, to the Knowledge of the Company, threatened in writing against the Company which challenges the validity of this Agreement or the Transactions or otherwise seeks to delay, limit or enjoin the Transactions.

5.13 Employee and Labor Relations.

(a) Section 5.13(a) of the Disclosure Schedule sets forth a complete and accurate list of all current employees of the Company with the following information: (i) employee name and identification number, (ii) job title, (iii) hire date, (iv) hourly rate for non-exempt employees or base salary for exempt employees, (v) bonus eligibility, (vi) commission eligibility, (vii) Fair Labor Standards Act classification as exempt or non-exempt, (viii) part-time/full-time status, (ix) active/inactive status (and if inactive, start date of leave and expected return to work date), (x) visa status (including visa type and expiration date, if applicable), and (xi) assigned work location (city, state). Section 5.13(a) of the Disclosure Schedule sets forth a complete and accurate list of all single natural person independent contractors who currently provide services to the Company with the following information: name, brief description of services, term of engagement, compensation arrangement (hourly rate, fixed fee, etc.) and annual fees paid, and location of services (city, state). Except as provided in Section 5.13(a) of the Company Disclosure Schedule, all employees are employed at-will and are not entitled to severance pay or other compensation (except accrued wages and benefits) upon termination of employment. To the Knowledge of the Company, the Company does not employ or retain any employee or independent contractor who is a party to, or is otherwise bound by, any agreement that adversely affects or restricts the performance of the employee’s or independent contractor’s duties for the Company, including any confidentiality, non-solicitation or non-competition agreement between any such employee or independent contractor and a third party

(b) The Company has complied, and is currently in compliance, in all material respects with, all applicable Laws relating to employment of employees and the engagement of independent contractors/consultants, including, all such applicable Laws relating to labor relations, equal opportunity, fair employment practices, prohibited discrimination and harassment, wage and hour, immigration, employee safety and health, workers’ compensation, leaves of absence, and paid sick leave. There has been no charge of discrimination filed against the Company with the Equal Employment Opportunity Commission or similar Governmental Entity during the three (3) years prior to the date of this Agreement. In the three (3) years prior to the date of this Agreement, there have been no Actions against the Company nor are any such Actions pending, or to the Knowledge of the Company, threatened to be brought or filed, by or with any Governmental Entity in connection with the application for employment, employment or termination of employment of any current or former employee of the Company, the retention or use of any independent contractor or leased employee, or any other labor or employment practices or laws. In accordance with applicable Laws, each person performing services for the Company is and has been for the past three (3) years (i) properly classified as an employee or independent contractor, (ii) if an employee, properly classified as an exempt or non-exempt employee under the Fair Labor Standards Act or other applicable wage and hour Law, and (iii) paid all wages (including any required minimum wage, overtime pay, meal and rest breaks and waiting time penalties), benefits, and other compensation for all services performed by such person.

(c) There has not been pending or existing during the three (3) year period preceding the date of this Agreement any strike, picketing, slowdown, work stoppage, lockout or other labor dispute involving the Company. There is no unfair labor practice charge or complaint against the Company pending before the National Labor Relations Board or similar Governmental Entity, and to the Knowledge of the Company, no such charge or complaint has been made against the Company during the three (3) years prior to the date of this Agreement. No application or petition for an election of or for certification of a collective bargaining agent relating to the Company is pending as of the date of this Agreement, and there has been no union organizing activity in the past three (3) years. The Company is not and has never been a party to any collective bargaining agreement.

(d) The Company maintains I-9 Forms for all employees, which have been completed as required by applicable Law and retained in accordance with applicable Law. All United States-based Company employees are legally authorized to work in the United States.

(e) Except as set forth in Section 5.13(e) of the Company Disclosure Schedule, no layoff, reduction in force, furlough, reduction in hours or compensation, or temporary layoff affecting employees of the Company has occurred within the past 12 months, as a result of COVID-19 or any Laws or Orders by any Governmental Entity in connection with or in response to COVID-19.

(f) In the 12 months prior to the date of this Agreement, the Company has not engaged in any plant closing or employee layoffs or reduction in employee hours that would violate or give rise to an obligation to provide any notice required under the federal Worker Adjustment Retraining and Notification Act or any similar state, local or foreign Laws (collectively, “WARN”), and it has no plans to undertake any actions that would require the providing of any such notice.

5.14 Employee Plans.

(a) Section 5.14(a) of the Company Disclosure Schedule sets forth each material Employee Plan (other than (i) offer letters or other similar employment Contracts with employees that are terminable at-will by the Company or any ERISA Affiliate without severance or change of control pay or benefits, and do not contain any non-recurring or special bonuses or payments, in which case only the form of such offer letters or other service Contracts will be listed, or (ii) consulting agreements or other similar service Contracts with consultants that are terminable without penalty on less than thirty (30) days’ notice, in which case only forms of such consulting agreements or other service Contracts will be listed, unless any such Contract provides severance, change of control pay or benefits, or a non-recurring or special bonus or payment). With respect to each material Employee Plan, to the extent applicable, the Company has made available to the Purchaser (i) the plan document, summary plan description and any summary of material modifications or amendments; (ii) the most recent annual report on Form 5500 required to have been filed with the IRS and non-discrimination tests for the last three plan years; (iii) the most recent determination letter, if any, from the IRS for any Employee Plan that is intended to qualify pursuant to Section 401(a) of the Code; (iv)  any related trust agreements, insurance contract or other document related to funding or payment of benefits under such Employee Plan; and (v) any notices to or from the IRS or any office or representative of the United States Department of Labor or any governmental agency relating to any material compliance issues in respect of any such Employee Plan.

(b) The Company and each of its ERISA Affiliates in all material respects, have performed all obligations required to be performed by them under, and are in compliance with, the requirements prescribed by any and all applicable statutory or regulatory Laws, are not in material default or violation of, and the Company has no Knowledge of any such default or violation by any other party to, any Employee Plan.

(c) For each Employee Plan that is intended to be qualified under Section 401(a) of the Code, the Company has obtained a favorable determination and/or opinion letter and there has been no event, condition or circumstances that has adversely affected or is reasonably likely to adversely affect such qualified status. No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Employee Plan. There are no Actions pending or to the Knowledge of the Company threatened or reasonably anticipated (other than routine claims for benefits) against any Employee Plan or against the assets of any Employee Plan. None of the Company nor any of its ERISA Affiliates is subject to any penalty or Tax with respect to any Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code.

(d) Neither the Company nor any of their ERISA Affiliates maintains, contributes to, participates in, or sponsors (or has in the past six (6) years maintained, contributed to, participated in, or sponsored), or has any Liability, contingent or otherwise under any (i) defined benefit pension plan or plan subject to Section 302 of Title I of ERISA, Section 412 of the Code, or Title IV of ERISA, (ii) multiemployer plan (as defined in Section 3(37) of ERISA), (iii) multiple employer plan or to any plan described in Section 413 of the Code, (iv) “funded welfare plan” within the meaning of Section 419 of the Code, or (v) multiple employer welfare arrangement, as defined under Section 3(40)(A) of ERISA (without regard to Section 514(b)(6)(B) of ERISA).

(e) Neither the Company nor any of their ERISA Affiliates has any Liability in respect of post-retirement health, medical or life insurance benefits for retired, former or current employees or other service providers of the Company or any of its ERISA Affiliates, except as required to avoid excise tax under Section 4980B of the Code or except for the continuation of coverage through the end of the calendar month in which termination from employment occurs.

(f) Neither the execution and delivery of this Agreement nor the consummation of the Transactions (either alone or together with any other event) or any termination of employment or service in connection therewith will (i) entitle any employee, director, or other service provider of the Company (whether current, former or retired) or their beneficiaries to severance pay under an Employee Plan (ii) accelerate the time of payment or vesting or trigger any payment or funding of compensation or benefits under any Employee Plan, or (iii) increase the amount payable or trigger any other financial obligation pursuant to an Employee Plan. No payment which is or may be made to any employee, director or other service provider of the Company or any ERISA Affiliate (whether current, former or retired), either alone or together with any other payment, event or occurrence, will or could fail to be deductible for federal income tax purposes by virtue of Section 280G of the Code or subject to an excise tax under Section 4999 of the Code. The Company has no obligation to gross up, indemnify or otherwise reimburse any current or former employee, director or other service provider of the Company or any ERISA Affiliate for any Tax incurred by such individual under Section 4999 of the Code.

(g) Each Employee Plan that is a “nonqualified deferred compensation plan” (within the meaning of Section 409A of the Code) complies and has at all times complied in both form and operation, with the requirements of Section 409A of the Code. The Company has no obligation to gross up, indemnify or otherwise reimburse any current or former employee, director, or other service provider of the Company for any Tax incurred by such individual under Section 409A of the Code.

(h) Neither the Company nor any of its ERISA Affiliates maintains, participates in, contributes to, or sponsors (or has in the past six years maintained, contributed to, participated in, or sponsored) any International Employee Plan.

(i) Neither the Company nor any ERISA Affiliate has failed to comply with Sections 601 to 608 of ERISA and Section 4980B of the Code, and the Company and each ERISA Affiliate has, for any relevant period, offered the requisite number of “full-time employees” group health coverage that is “affordable” and of “minimum value” (as such terms are defined by the employer shared responsibility provisions of the Patient Protection and Affordable Care Act).

5.15 Affiliate Transactions. Except as set forth on Section 5.15 of the Company Disclosure Schedule, no Related Party is a party to any Related Party Transaction with the Company or has any material interest in any material assets or property used by the Company. To the Knowledge of the Company, no Related Party has any direct or indirect ownership, participation, royalty or other interest in, or is an officer, manager, director, employee of or consultant or contractor for any firm, partnership, entity or corporation that competes with, or does business with, or has any contractual arrangement with, the Company; provided, however, that ownership of no more than three percent (3%) of the outstanding voting stock of a publicly traded company shall not be deemed to be an “interest in” any entity described in this Section 5.15.

5.16 Insurance. Section 5.16 of the Company Disclosure Schedule sets forth a list of each insurance policy currently maintained by the Company with respect to its properties, assets and business (the “Insurance Policies”), along with the policy type, insurer, policy number, effective date and expiration date of each such Insurance Policy. The Company has delivered to the Purchaser a true, correct and complete copy of each Insurance Policy. The Insurance Policies have been issued by licensed insurers and are in full force and effect. All premiums due and payable under the Insurance Policies have been paid and there are no material defaults under any Insurance Policy by the Company. There is no material claim by the Company pending under any Insurance Policies as to which coverage has been denied or disputed by the insurer. Such Insurance Policies are in full force and effect, all premiums with respect thereto are currently paid, and the Company is in compliance in all material respects with the terms thereof. The Insurance Policies under which the Company is the primary named insured provide coverages as required by the applicable Governmental Entity, Law and any Contract to which the Company is party or by which any of the Company’s assets or properties is bound. Immediately following the Closing, each Insurance Policy shall be available to the Company on substantially the same terms and conditions as immediately prior to the Closing.

5.17 Material Contracts.

(a) Section 5.17(a) of the Company Disclosure Schedule sets forth as of the date of this Agreement each of the following Contracts to which the Company is a party or by which it is bound or by which the Company’s assets are subject (other than Employee Plans set forth on Schedule 5.14(a) and Company Leases set forth on Schedule 5.11(a)) (each Contract set forth or required to be set forth on Section 5.17(a) of the Company Disclosure Schedule, a “Material Contract” and collectively, the “Material Contracts”):

(i) Contracts involving payment obligations of, or to, the Company in excess of $50,000 per annum or that have terms in excess of one (1) year that cannot be terminated by the Company on less than ninety (90) days’ notice and without penalty;

(ii) Contracts relating to Indebtedness of the Company;

(iii) (A) any Contract limiting the freedom of the Company to engage or participate, or compete with any other Person, in any material line of business, market or geographic area, (B)

any Contract under which the Company grants most favored nation pricing, volume requirements or commitments, exclusive sales, exclusive distribution, exclusive marketing or other exclusive rights, rights of refusal, exclusive rights of first negotiation or similar exclusive rights and/or terms to any Person, or (C) any Contract otherwise limiting the right of the Company to sell, distribute or manufacture any products or services or to purchase or otherwise obtain any software, components, parts, subassemblies or services;

(iv) any Contract under which the Company leases any personal property which involve payment obligations of, individually or in the aggregate, at least $50,000 per annum;

(v) any power of attorney or agency Contract with any Person pursuant to which such Person is granted the authority to act for or on behalf of the Company, or the Company is granted the authority to act for or on behalf of any Person;

(vi) any Contract relating to any disposition of any material assets or business of the Company not in the ordinary course of business (whether by merger, sale of equity, sale of assets or otherwise);

(vii) any Contract relating to the acquisition of the business or equity of another Person (whether by merger, sale of equity, sale of assets or otherwise);

(viii) any Contract with any investment banker, broker, advisor or similar party retained by the Company in connection with this Agreement and the Transactions;

(ix) any collective bargaining agreement or other Contract with any labor organization, labor union or employees representative body;

(x) any Contract with any officer, employee, or consultant, independent contractor, or director that (A) provides total annual payments in excess of $50,000, whether pursuant to any Employee Plan or otherwise or (B) cannot be terminated with less than ninety (90) days’ notice or further liability to the Company without the payment of severance;

(xi) any Contract with a Major Customer or a Major Supplier;

(xii) any Contract with a Governmental Entity (each, a “Government Contract”) or Government Bid;

(xiii) any settlement, conciliation or similar Contract (i) with any Governmental Entity, (ii) entered into in the past three (3) years pursuant to which the Company has or will have material outstanding obligations after the date hereof or (iii) that governs or restricts the use of any Intellectual Property;

(xiv) any Contract for capital expenditures or the acquisition or construction of fixed assets in excess of $50,000;

(xv) any Related Party Transaction; and

(xvi) any partnership or joint venture agreement.

With respect to each of the Material Contracts: (i) such Material Contract is legal, valid, binding, enforceable, and in full force and effect with respect to the Company, as applicable, except as such enforceability may be limited by (A) applicable insolvency, bankruptcy, reorganization, moratorium, or other similar Laws affecting creditors’ rights generally and (B) applicable equitable principles (whether considered in a proceeding at Law or in equity), (ii) the Company is not in material breach or default under any Material Contract, and (iii) to the Knowledge of the Company, no other party to any Material Contract is in material breach or default thereof. The Company party will not, and the Company does not intend to, terminate or materially modify any Material Contract and, to the Knowledge of the Company, no other party to such Material Contract has provided written notice that it will, or intends to, terminate any Material Contract or make any material modification to any Material Contract. The Company has provided or made available to the Purchaser true, correct, and complete copies of all Material Contracts.

(b) Immediately following the Closing, each Material Contract shall be available to the Company on substantially the same terms and conditions as immediately prior to the Closing.

5.18 FDA and Regulatory Matters.

(a) The Company is, and for the last three (3) years has been, in compliance, in all material respects, with all Healthcare Laws applicable to the Company. The Company’s business as currently conducted, including contract manufacturing and research services, is being, and for the last three (3) years has been, conducted in compliance, in all material respects, with all applicable Healthcare Laws. The Company has not, during the last three (3) years, received any written communication or written notification of any pending or threatened Action from any Governmental Entity or any qui-tam relator, including, without limitation, the FDA, the Centers for Medicare & Medicaid Services, and the U.S. Department of Health and Human Services Office of Inspector General, or any comparable state, federal or foreign Governmental Entity, alleging non-compliance by, or liability of, the Company under any Healthcare Law.

(b) For the past three (3) years, all product development and manufacturing services of the Company, including all design, manufacturing, processing, assembly, packaging, labeling, holding, storage, and, distribution activities, (i) have been performed in compliance in all material respects with all applicable Healthcare Laws, except as disclosed on Section 5.18(b) of the Company Disclosure Schedule, in conformance with the applicable specifications for the manufacture, storage, and handling of the applicable product in effect at the time of delivery thereof; (ii) have complied in all material respects with cGMPs and, at the time of delivery thereof, were not adulterated or misbranded within the meaning of the FDCA and (iii) neither the FDA nor any Governmental Entity is currently alleging non-compliance with cGMPs and no pending clinical trial is subject to termination or suspension relating to any product developed or manufactured by or on behalf of the Company or with respect to which the Company provides development or manufacturing services, except, in each case, as has not been and would not reasonably be expected to be individually or in the aggregate, material to the business of the Company, taken as a whole.

(c) To the Knowledge of the Company, (i) in the past three (3) years, no product developed, tested, processed, manufactured, packaged, labeled, or sterilized by the Company has been seized, withdrawn, recalled, detained, subject to a public health notification or safety alert or any clinical hold, or has been subject to a suspension of manufacturing, distribution, or commercialization activity as a result of any action taken or failure to take action by the Company and (ii) each third party that is a supplier or contractor for the Company is in material compliance with all applicable Healthcare Laws and holds all applicable Permits except, in each case, as has not been and would not reasonably be expected to be individually or in the aggregate, material to the business of the Company, taken as a whole.

(d) The Company holds such Permits of Governmental Entities from the United States or foreign governments or government agencies necessary and required for the conduct of its business as currently conducted, including, where applicable and without limitation, all authorizations under the Federal Food, Drug and Cosmetic Act of 1938, as amended (the “FDCA”), the Public Health Service Act of 1944 and the regulations of the FDA promulgated under any of the foregoing or any Law or authorization of any other Governmental Entity, and any other Governmental Entity that regulates the quality, identity, strength, purity, safety, efficacy, developing or manufacturing of pharmaceutical products and all other Permits necessary and required to permit the contract manufacturing and research services provided by the Company in jurisdictions where it currently conducts such activities with respect to each of the Products (collectively, the “Company Licenses”). The Company has fulfilled and performed, in all material respects, all of its required obligations with respect to each Company License and is in compliance, in all material respects, with all terms and conditions of each Company License, and, to the Knowledge of the Company, no event has occurred which allows, or after notice or lapse of time would allow, revocation or termination thereof.

(e) For the last three (3) years, no manufacturing site (whether owned or operated by the Company) has been subject to a Governmental Entity (including FDA) shutdown or import or export prohibition.

(f) For the last three (3) years, there have been no material adverse regulatory actions taken (or, to the Knowledge of the Company, threatened) by the FDA or any other Governmental Entity with respect to any facilities where pharmaceutical products are tested, produced, processed, packaged or stored, including, without limitation, warning letters, untitled letters, FDA Form 483 Notices of Inspectional Observations, or similar material written notices or written communications of enforcement action issued by the FDA or comparable written communications from any other Governmental Entity, except, in each case, as has not been and would not reasonably be expected to be individually or in the aggregate, material to the business of the Company, taken as a whole.

(g) The Company is not the subject of any pending or, to the Knowledge of the Company, threatened investigation regarding any of the Company’s contract manufacturing or research services by the FDA pursuant to its “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy set forth in 56 Fed. Reg. 46,191 (September 10, 1991) and any amendments thereto (“FDA Fraud Policy”), or similar and applicable policy enforced by any other Governmental Entity. The Company has not, nor has, to the Knowledge of the Company, any officer, employee, or agent of the Company, during the past three (3) years, made a materially untrue statement to the FDA or any other Governmental Entity, failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Entity, or committed an act, made a statement or failed to make a statement of material fact that, at the time such disclosure was made, would reasonably be expected to provide a basis for the FDA or any other Governmental Entity to invoke the FDA Fraud Policy or any similar policy. The Company has not, and, to the Knowledge of the Company, none of its officers, employees, or agents, been or is currently subject to any debarment, suspension or exclusion under any government healthcare program or under the FDCA. The Company has not, nor, to the Knowledge of the Company, has any officer, employee, or agent of the Company been convicted of any crime or engaged in any conduct for which such person could be excluded from participating in the federal health care programs under Section 1128 of the Social Security Act of 1935, as amended, or any similar Law. No Actions that would reasonably be expected to result in a material debarment or exclusion are pending or, to the Knowledge of the Company, threatened against the Company or, to the Knowledge of the Company, any of its directors, officers, employees or agents.

5.19 Accounts Receivable. All of the accounts receivable reflected on the Latest Balance Sheet, whether billed or unbilled, of the Company arose in the ordinary course of business consistent with past practice from sales actually made or services actually performed and are carried at values determined in accordance with GAAP. Unless paid prior to the Closing, as of the Closing Date, all accounts receivable will be current and collectible net of the respective reserves shown on the Latest Balance Sheet (which reserves are calculated consistent with past practice and (b) will not represent a change in the composition of such accounts receivable in terms of aging). Subject to such reserves or, with respect to accounts receivable arising after the Latest Balance Sheet Date, reserves shown on the accounting records of the Company for the applicable period, each account receivable is collectible in full or sellable in connection with the factoring of accounts receivable consistent with past practices, without any set-off. There is no contest, written claim or right of set-off, under any Contract with any obligor of any accounts receivable related to the amount or validity of such accounts receivable, and no bankruptcy, insolvency or similar Actions have been commenced by or against any such obligor.

5.20 Customers and Suppliers.

(a) Section 5.20(a) of the Company Disclosure Schedule contains a list setting forth the twenty (20) largest customers of the Company, by dollar amount, over the twelve (12) months ended June 30, 2021 (collectively, the “Major Customers”) (and the amount of sales with respect to each such Major Customer during such twelve (12) month period), and the twenty (20) largest suppliers of the Company, by dollar amount, over the twelve (12) months ended June 30, 2021 (collectively, the “Major Suppliers”) (and the amount of purchases from each such Major Supplier during such period).

(b) Within the last three (3) years, the Company has not received written notice that any Major Customer has taken action to, or will take action to (i) terminate or modify in a manner materially adverse to the Company its relationship with the Company, (ii) materially reduce the amount of products or services that it is willing to purchase from the Company, or (iii) materially reduce the price of products or services that it has previously purchased from the Company.

(c) Within the last three (3) years, the Company has not received written notice that any Major Supplier has taken action to, or will take action to (i) terminate or modify in a manner materially adverse to the Company its relationship with the Company, (ii) materially reduce the amount of goods that it is willing to supply to the Company, or (iii) materially increase the price of goods that it has previously supplied to the Company.

(d) The Company is not involved in, and, for the past three (3) years, has not been involved in, any Action or any material controversy or dispute with any Major Customer or Major Supplier and, to the Knowledge of the Company, there exists no facts or circumstances that would result in any such material Action or controversy or dispute being initiated.

5.21 Broker Fees. Except as set forth on Section 5.21 of the Company Disclosure Schedule, the Company has not used any broker or finder, or entered into any Contract with any Person which would result in the obligation of the Company or the Purchaser to pay any fees or commissions to any broker, finder, or agent, with respect to the Transactions.

5.22 Bank Accounts. Section 5.22 of the Company Disclosure Schedule sets forth (a) a true and complete list of the names and locations of all banks, trust companies, securities brokers and other financial institutions at which the Company has a deposit, lock box or cash collection, management, securities or other account or a safe deposit box or maintains a banking, custodial, trading or other similar relationship, and (b) a true and complete list of each such account, box and relationship, indicating in each case the account number and the names of the respective officers, employees, agents or other similar representatives of the Company having signatory power with respect thereto.

5.23 Corrupt Practices Act; Ex-Im Laws. In the last three (3) years, no action has been taken nor any payment or other benefit has been made or conferred by the Company or any Seller or, to the Company’s Knowledge, by any Representative of the Company or other Person acting on behalf of the Company or any

Seller in violation of applicable Law (including any applicable Anti-Corruption Laws). In the last three (3) years, none of the Company or any Seller or any of their respective Related Parties, or, to the Company’s Knowledge, any of their respective Representatives (a) has made, offered or authorized, directly or indirectly, any contribution, bribe, rebate, payoff, influence payment, kickback, other payment or gift of anything of value, regardless of what form, whether in money, property or services (each, a “Payment”), directly or indirectly, to a Government Official, in order to or that would be reasonable likely to (i) improperly influence any act or decision of such Government Official in his/her or its official capacity; (ii) improperly induce such Government Official to do or omit to do any act in violation of the lawful duty of such Government Official; (iii) improperly induce such Government Official to use his/her or its influence to affect an official act or decision; (iv) secure any improper business advantage; or (v) otherwise be in violation of any applicable Laws (including any applicable Anti-Corruption Laws) or (b) has used any Company funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to any political activity. In the last three (3) years, no Payment has been made or conferred by the Company nor, to the Company’s Knowledge, by any Person on behalf of the Company or any of its Related Parties in connection with the Company’s business in violation of applicable Laws (including applicable Anti-Corruption Laws). No employee or consultant of the Company is a Government Official or, to the Company’s Knowledge, a member of the Family Group of a Government Official. None of the Company, or, to the Company’s Knowledge, any Representative or other Person acting for or on their behalf, is currently, or has been in the last five (5) years, (i) a Sanctioned Person; (ii) organized, resident or located in a Sanctioned Country; (iii) engaging in any dealings or transactions with any Sanctioned Person or in any Sanctioned Country, to the extent such activities violate applicable Sanctions Laws or Ex-Im Laws; or (iv) otherwise in violation of applicable Sanctions Laws, Ex-Im Laws, or U.S. anti-boycott Laws (collectively, the “Trade Control Laws”).

5.24 Government Contracts and Regulatory Matters.

(a) The Company has been compliant in all material respects with all pre-award requirements as described in each solicitation, synopsis, tender, or other form of government statement of requirements, and all rules and regulations applicable thereto at the time of award of each Government Contract. The Company has not received written notice that any Government Contract is the subject of bid or award protest proceedings. The Company has made available to the Purchaser a complete and correct copy of each Government Contract and modification thereof that is a Material Contract, including each purchase order, task order or delivery order issued under such Government Contract or under any blanket purchase agreement, federal or state supply schedule contract or similar purchasing arrangement.

(b) Except as set forth on Section 5.24(b) of the Company Disclosure Schedule, there exists no Government Contract or Government Bid (A) in connection with which the Company explicitly represented to the applicable Governmental Entity that the Company qualified as a “Small Business Concern,” a “Small Disadvantaged Business,” an “8(a) concern,” a “Service-Disabled Veteran-Owned Small Business Concern,” a “Veteran-Owned Small Business Concern, a Historically Underutilized Business Zone Small Business Concern, a Woman-Owned Small Business Concern,” a ““protégé” under a mentor-protégé agreement or program,” or any other preferential small business status established under the U.S. Small Business Administration’s set-aside program rules (collectively, “Set-Aside Program Status”); or, (B) in the case of a Government Contract, that the Company would not have been eligible or invited to submit a bid or receive a contract award but for its Set-Aside Program Status.

(c) Except as set forth on Section 5.24(c)(i) of the Company Disclosure Schedule, to the Company’s Knowledge, the Company has never submitted a Government Bid or been awarded a Government Contract which the Company was ineligible to be awarded due to its business classification or any other reason at the time such Government Bid was submitted in connection with a procurement reserved or set-aside for companies having Set-Aside Program Status or any other specified business classification or eligibility criterion. Except as set forth on Section 5.24(c)(ii) of the Company Disclosure Schedule, to the Company’s Knowledge, no Government Contract is required to be terminated by a Governmental Entity and no such Governmental Entity is prohibited from exercising any option period under such Government Contract as a result of the consummation of the transactions contemplated by this Agreement.

(d) With respect to each Government Contract and Government Bid:

(i) The Company has complied, in all material respects, with all terms and conditions of each Government Contract, including all clauses, provisions and requirements incorporated expressly by reference and including any requirements relating to the charging of prices or costs, most favored customer pricing, minimum qualifications of personnel, warranties, industrial funding fees and price reductions. To the Company’s Knowledge, no event has occurred in connection with a Government Contract or Government Bid which, with the passage of time or the giving of notice or both, would reasonably be expected to result in a condition of default or material breach of a Government Contract or material non-compliance with requirements applicable thereto or to any Government Bid.

(ii) All representations and certifications made, acknowledged or set forth in or pertaining to each Government Contract or Government Bid were current, accurate and complete, in all material respects, as of their effective date, and all such representations and certifications have continued to be current, accurate and complete, in all material respects, to the extent required by the terms of a Government Contract. During the past six (6) years, the Company has not submitted a Government Bid or been awarded a Government Contract based upon material misrepresentations or inaccuracies in representations and certifications executed in connection therewith or contained in the Company’s annual registration on the Government’s System for Award Management database.

(iii) All invoices for payment, reimbursement or adjustment, including requests for progress payments and provisional payments, submitted during the past six (6) years by or on behalf of the Company in connection with a Government Contract were current, accurate and complete, in all material respects, as of their applicable submission dates.

(iv) Except as provided in Section 5.24(d)(iv) of the Company Disclosure Schedule, the Company has not filed any material claims or other non-routine requests for payment, but all such claims and other non-routine requests for payment listed therein, which includes requests for additional compensation stemming from disputes, changes and controversies, which were submitted during the past six (6) years by or on behalf of the Company in connection with a Government Contract were current, accurate and complete, in all material respects, as of their applicable submission dates. Except as set forth on Schedule 5.24(d)(iv), (A) within the past three (3) years, no Government Contract has been terminated for convenience or default and (B) the Company has not received any written cure notice or show cause notice regarding performance of a Government Contract or any written notice of, Claim for, or assertion of, a condition of default, breach of contract, or material violation of Applicable Law, in connection with a Government Contract or Government Bid.

(v) To the Company’s Knowledge, all “certified cost and pricing data” and all “other than certified cost and pricing data” submitted during the past six (6) years by or on behalf of the Company in connection with a Government Contract or Government Bid were current, accurate and complete as of the certification date. For avoidance of doubt, certified cost and pricing data and other than certified cost and pricing data, respectively, have the meaning ascribed at FAR Subpart 15.4.

(vi) The Company has, to the extent required by Applicable Laws and the terms of its Government Contracts, maintained systems of required internal controls, including quality control systems, cost accounting systems, estimating systems, purchasing systems, proposal systems, billing systems and material management systems, that are in compliance, in all material respects, with all requirements of the Government Contracts. The Company has not received written or, to the Company’s Knowledge, oral notice that any of its subcontractors, teaming partners, consultants, agents or representatives has violated any Applicable Law in connection with any Government Contract or any Government Bid for which the Company would reasonably be expected to incur any material liability. The Company has not received any adverse or negative past performance evaluations or ratings pertaining to any Government Contract within the past three (3) years.

(vii) Except as set forth on Section 5.24(d)(vii) of the Company Disclosure Schedule, in the last six (6) years, there has not been any material withholding, recoupment or setoff of or against any payments due Company by a Governmental Entity or prime contractor or higher-tier subcontractor nor, to the Company’s Knowledge, has there been any attempt to materially withhold, recoup or setoff, any payments due under any Government Contract on any basis, including the basis that a cost incurred or invoice rendered by the Company was questioned or disallowed by a Governmental Entity, prime contractor or higher-tier subcontractor or any of their audit representatives, nor to the Company’s Knowledge would any such withholding or setoff reasonably be expected to occur.

(viii) Except as set forth on Section 5.24(d)(viii) of the Company Disclosure Schedule, no Government Contract has, to date, or, to the Company’s Knowledge, is currently projected to have, fully burdened costs incurred in excess of the Government Contract fixed price, or, in the case of flexibly-priced or cost-reimbursement Government Contracts, would reasonably be expected to have fully burdened costs incurred in excess of the ceiling price or funded amount of the Government Contract.

(e) Except as set forth on the Section 5.24(e) of the Company Disclosure Schedule, at all times over the past six (6) years, with respect to any Government Contract or Government Bid: (A) There is no pending material Claim or, to the Company’s Knowledge, any reasonable basis to give rise to any material Claim against the Company for fraud or under any applicable state laws, rules, regulations, contract clauses or bidding terms and conditions, or any applicable federal laws, including the United States civil or criminal False Claims Acts, the United States Procurement Integrity Act, or other Applicable Law; (B) the Company has not been served with any document requests, subpoenas, search warrants or civil investigative demands addressed to or requesting information involving the Company, or any of its officers, employees, Affiliates, agents or representatives in connection with or related to any Government Contract or Government Bid; (C) the Company has not received written or, to the Company’s Knowledge, oral notice that it, or any of its predecessors, managers, officers, directors, employees, Affiliates, agents or representatives, has been under administrative, civil or criminal investigation, indictment or criminal information, or audit by a Governmental Entity (other than routine audits by any government audit agency in the ordinary course of business) with respect to any Government Contract, Government Bid or Applicable Law, including any audit relating to a suspected, alleged or possible violation of applicable state laws or the United States civil or criminal False Claims Acts or the United States Procurement Integrity Act, provision of defective or non-compliant products or services, mischarging of prices or costs, misstatements of fact, or other acts, omissions or irregularities relating to any Government Contract or Government Bid; and (D) neither the Company nor, to the Company’s Knowledge, any other Person, has conducted any internal investigation, audit, review or inquiry (whether or not any outside legal counsel, auditor, accountant or investigator was engaged) with respect to any suspected, alleged or possible material violation of any Government Contract, Government Bid or Applicable Law.

(f) The Company has not made, and to the Company’s Knowledge is unaware of any circumstances under which it is or has been obligated or required to make a mandatory administrative, civil or criminal disclosure to a Governmental Entity. Neither the Company nor, to the Company’s Knowledge, any predecessor of the Company has, in the past six (6) years, made a voluntary disclosure to any Governmental

Entity with respect to any alleged suspected, alleged or possible breach, violation, irregularity, mischarging, misstatement or other improper act or omission arising under or relating to any Government Contract or Government Bid. The practices and procedures used by the Company in estimating costs and pricing proposals and accumulating, recording, segregating, reporting and invoicing costs in connection with a Government Contract or Government Bid are, in all material respects, in compliance with Applicable Laws, including FAR Part 31 and all applicable Cost Accounting Standards and related regulations, to the extent such requirements are applicable. No audit by a Governmental Entity (including the Government Audit Agency) in the past six (6) years has questioned such costs or identified any other failure to comply, in all material respects, with contractual requirements or Applicable Law. Section 5.24(f) of the Company Disclosure Schedule lists each draft or final written audit report received by the Company during the past three (3) years issued by any Governmental Entity with respect to any Government Contract, Government Bid or any direct or indirect cost or other accounting practice of the Company. The Company has delivered or otherwise made available to the Purchaser correct and complete copies of each such report. The Company has not been determined by a Governmental Entity to be non-responsible, not presently responsible, or otherwise ineligible for award of a Government Contract within the past three (3) years.

(g) With respect to Government Contracts and Government Bids: (i) the Company does not have any outstanding requests for a material equitable adjustment or materials Claims asserted by or against a Governmental Entity or any prime contractor, subcontractor, vendor or other third party arising under or relating to a Government Contract or Government Bid; (ii) the Company has not received written notice of any outstanding disputes between the Company, and any Governmental Entity under the Contract Disputes Act or any other Applicable Law governing disputes arising under such Government Contracts; (iii) to the Company’s Knowledge, there are no outstanding disputes between any prime contractor for which the Company serves as a subcontractor under the Contract Disputes Act or any other Applicable Law governing disputes arising under such Government Contracts; (iv) the Company has not received written or, to the Company’s Knowledge, oral notice of any disputes between the Company, on the one hand, and any prime contractor, subcontractor or vendor, on the other hand, arising under or relating to any such Government Contract or Government Bid; and (v) there are no financing arrangements or assignments of proceeds with respect to any Government Contract other than as provided in the Company’s commercial bank or financing documents set forth on Section 5.24 of the Company Disclosure Schedule.

(h) Section 5.24(h) of the Company Disclosure Schedule identifies all personal property, equipment and fixtures loaned, bailed or otherwise furnished to the Company, and in the Company’s possession as of the date hereof, by or on behalf of a Governmental Entity (the “Government Furnished Items”), the current locations thereof and the Government Contract pursuant to which such Government Furnished Items were issued. The Company has complied, in all material respects, with all of its obligations relating to the Government Furnished Items and upon the return thereof to any Governmental Entity in the condition thereof on the date hereof, the Company would reasonably be expected to have no liability with respect thereto.

(i) Except as stated in Section 5.24(i) of the Company Disclosure Schedule, the Company does not currently hold a facility clearance granted by the United States and no such clearance is required of it or any of its subcontractors, vendors, or consultants, and no personal security clearances are required of any officers, directors or employees of such entities for performance of any of obligations under a Government Contract or to submit a Government Bid.

5.25 Disclaimer of the Company. Except as otherwise specifically provided in Article IV or Article V (as modified by the Company Disclosure Schedule) or except as set forth in the other Transaction Documents or any certificate or other instrument delivered to the Purchaser hereunder or thereunder, (a)  neither any Seller, the Sellers’ Representative, the Company nor any of its managers, officers, employees, members, agents, Affiliates or Representatives thereof, nor any other Person, has made or shall be deemed to have made any representation or warranty to the Purchaser or any of its Affiliates, express or implied, at Law or in equity, with respect to the Sellers, the Sellers’ Representative, the Company, the Company’s business or the assets, Liabilities, results of operations or financial condition of the Company, including any representations and warranties as to the accuracy or completeness of any Evaluation Material or any other information provided to the Purchaser or any of their respective Affiliates or Representatives pursuant to the Confidentiality Agreement or as to the future sales, revenue, profitability or success of the Company’s business, or any representations or warranties arising from statute or otherwise in Law, from a course of dealing or a usage of trade and (b) all such other representations and warranties are expressly disclaimed by the Sellers and the Company. Nothing herein shall limit any rights or remedies of the Purchaser in respect of any claim for fraud.

Article VI

COVENANTS AND OTHER AGREEMENTS

6.1 Public Announcements. Following the Closing, the Purchaser and the Sellers’ Representative shall jointly agree on the content and substance of all public announcements concerning the Transactions. Notwithstanding the foregoing, the Parties may make disclosures required by any applicable Law or Order or the rules of any applicable securities exchange, in which case the Party required to make such disclosure shall allow the other Party reasonable time to comment on such release or announcement in advance of such disclosure. The Parties acknowledge that either or both Parties may be obligated to make filings (including, but not limited to, the filing of a copy of this Agreement or the Transaction Documents) with the SEC or other Governmental Entity. Each Party shall be entitled to make such required filings, provided that it requests confidential treatment of sensitive terms of this Agreement to the extent such confidential treatment is reasonably available to such Party.

6.2 Employee Matters.

(a) Following the Closing, the Purchaser shall, and shall cause the Company to, comply with any notice or filing requirements under WARN occurring after the Closing Date. The Company shall be responsible for complying with any notice or filing requirements under WARN occurring on or before the Closing Date. The Company shall provide the Purchaser at Closing with a list of all employment terminations for the Company for the ninety (90) days prior to the Closing Date, and for each employment termination, the Company shall provide the employee’s name, date of termination, and location of employment.

(b) The Purchaser agrees that during the period commencing on the Closing Date and ending on the first anniversary thereof, each employee of the Company shall be paid an annual base salary or base wages at a rate no less favorable than the rate in effect for such employee immediately prior to the Closing.

(c) The Purchaser agrees that, during the period commencing on the Closing Date and ending on the first anniversary thereof, employees of the Company who are receiving benefits under the Employee Plans immediately prior to the Closing (“Affected Employees”) will thereafter continue to be provided with benefits under employee benefit plans that are no less favorable in the aggregate than either (i) those provided by the Company to such employees as of immediately prior to the Closing, or (ii) those provided by the Purchaser to similarly situated employees from time to time during such period, provided, however, that for the purposes of this Section 6.7(c), no equity-based, retention, change in control, non-qualified deferred compensation or other non-recurring or special compensation or benefits provided prior to the Closing shall be taken into account.

(d) Following the Closing, the Purchaser shall, or shall cause its Affiliates, to grant each Affected Employee credit for any service with the Company (or predecessor employers, as applicable) (i) for purposes of eligibility to participate and vesting under any benefit or compensation plan, program, agreement or arrangement that may be established or that is maintained by the Purchaser or its Affiliates on or after the Closing Date for similarly situated employees (but not under any equity incentive plan) and (ii) solely with respect to vacation accrual and severance benefit determinations, benefit accrual; provided, however, that such service shall not be recognized or credited to the extent that such recognition would result in a duplication of benefits provided to the Affected Employee.

(e) From and after the Closing, the Purchaser shall use commercially reasonable efforts to (i) cause to be waived all pre-existing condition exclusions and actively-at-work requirements and similar limitations, eligibility waiting periods and evidence of insurability requirements under the welfare benefit plans, policies or practices of the Purchaser or any of its Affiliates in which Affected Employees participate or are eligible to participate, and (ii) for the plan year in which the Closing Date occurs, cause any deductible, co-pay, coinsurance and covered out-of-pocket expenses paid by any Affected Employee (or covered dependent thereof) during the portion of the plan year in which such Affected Employee participated in an Employee Plan to be taken into account for purposes of satisfying the corresponding deductible, co‑pay, coinsurance and maximum out-of-pocket provisions after the Closing Date under any applicable welfare benefit plan, policy or practices of the Purchaser or any of its Affiliates in the applicable plan year.

(f) Nothing contained in this Section 6.2 shall (i) be treated as the establishment, amendment or modification of any Employee Plan or constitute a limitation on rights to amend, modify, merge or terminate any Employee Plan, (ii) give to any Person any third party beneficiary or other rights under this Agreement or otherwise, or (iii) obligate the Company, the Purchaser, or any of their Affiliates to maintain any particular Employee Plan or retain the employment or services of any current or former employee, director or other service provider of the Company for any specific period of time.

(g) The Company shall take (or cause to be taken) all action necessary or appropriate to terminate, effective no later than the day immediately preceding the Closing Date, any Employee Plan that contains a cash or deferred arrangement intended to qualify under Section 401(a) of the Code (the “401(k) Plans”), unless the Purchaser, in its sole and absolute discretion, agrees to sponsor and maintain any such 401(k) Plan by providing the Company with written notice of such election (an “Election Notice”) at least three (3) days before the Closing Date. Unless the Purchaser timely provides an Election Notice to the Company, the Company shall deliver to Purchaser, prior to the Closing Date, evidence that the Company’s board of directors has validly adopted resolutions to terminate the 401(k) Plans (the form and substance of which resolutions shall be subject to review and approval of the Purchaser), effective no later than the date immediately preceding the Closing Date.

6.3 Record Retention. The Parties agree that for a period of seven (7) years after the Closing Date, or for a longer period if required by applicable Law, without the prior written consent of the Sellers’ Representative (which consent shall not be unreasonably withheld, delayed or conditioned), neither the Purchaser nor any of its Affiliates (including the Company) shall dispose of or destroy any of the books and records of the Company which may be reasonably relevant to any legal, regulatory or Tax audit, investigation, inquiry or requirement of any of the Sellers without first offering such records to the Sellers’ Representative; provided, that the Company shall not be required to offer any such books and records to the Sellers to the extent such action would constitute a waiver of the attorney-client privilege or to supply the Sellers with any information which, in the reasonable judgment of the Purchaser, the Purchaser is under a legal obligation not to supply; provided, that in each such case, the Purchaser shall use reasonable best efforts to provide an alternative means of disclosing such information.

6.4 Indemnification of Directors and Officers; Insurance.

(a) The Purchaser agrees that all rights to indemnification, advancement of expenses and exculpation now existing in favor of each Person who, as of the Closing Date, is a current or former manager, officer, or member of the Board of Managers as described in Section 7 of the Operating Agreement (collectively, the “Covered Persons”) pursuant to the applicable Organizational Documents of the Company in effect on the date hereof and any individual indemnity agreements in existence on the date hereof and set forth on Section 6.4(a) of the Company Disclosure Schedule (the “Indemnification Agreements”) shall survive the Closing and shall continue in full force and effect in accordance with their terms for a period of six (6) years from the Closing Date. Following the Closing, neither the Purchaser nor the Company shall amend, repeal or otherwise modify such arrangements in any manner that would adversely affect the rights of the Covered Persons thereunder for a period of six (6) years from the Closing Date.

(b) For a period of six (6) years from the Closing Date, the Purchaser shall cause the Company to honor, to the fullest extent permitted by applicable Law, all of the obligations of the Company to indemnify (including any obligations to advance funds for expenses) the Covered Persons to the extent that such obligations of the Company exist on the Closing Date pursuant to the applicable Organizational Documents of the Company in effect on the date hereof or the Indemnification Agreements; provided that such indemnification rights shall not apply to any Covered Person with respect to any Liability for which such Covered Person is obligated to indemnify the Purchaser under Article VII of this Agreement.

(c) In the event that the Purchaser, the Company or any of their respective successors or assigns after the applicable Closing Date (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or a substantial portion of its properties and assets to any Person, then, and in each such case, the Purchaser shall use commercially reasonable efforts to cause the successors and assigns of the Purchaser, the Company or of their respective successors or assigns to assume the obligations of the Purchaser and/or the Company or their respective successors or assigns as contemplated by this Section 6.4.

(d) The provisions of this Section 6.4 shall survive the consummation of the Closing and expressly are intended to benefit each of the Covered Persons. Notwithstanding anything to the contrary, it is agreed that the rights of a Covered Person under this Section 6.4 shall be in addition to, and not a limitation of, any other rights such Covered Person may have under the Organizational Documents of the Company in effect on the date hereof or the Indemnification Agreements, and nothing in this Section 6.4 shall have the effect of, or be construed as having the effect of, reducing the benefits to the Covered Persons under such arrangements.

6.5 Tax Matters.

(a) Pre-Closing Income Tax Returns. At the sole expense of the Sellers, the Sellers’ Representative shall prepare, or cause to be prepared, all income, franchise or other similar Tax Returns with respect to the Company for which the items of income, deductions, credits, gains or losses are passed through to the Sellers for taxable periods ending on or prior to the Closing Date (a “Pre-Closing Tax Period”), including those that are filed after the Closing Date, in accordance with the provisions of this Agreement and in a manner that is consistent with past practice except for changes in applicable Law. The Company, or Purchaser, as applicable, shall cooperate with the Sellers’ Representative to file, or cause to be filed, such Tax Returns on a timely basis, as applicable. The Purchaser shall file or cause to be filed all other Tax Returns of the Company that are required to be filed after the Closing Date (including those for a Straddle Period), and any such Tax Returns that relate to a Pre-Closing Tax Period shall be prepared and filed consistently with past practices, unless otherwise required by applicable Law. The Purchaser shall provide any such Tax Return that reflects a Tax for which the Sellers may be responsible pursuant to this Agreement to the Sellers’ Representative for its review and comment fifteen (15) days prior to the due date for filing and shall reflect, or cause to be reflected, any of the Sellers’ Representative’s reasonable comments on such Tax Return.

(b) Cooperation on Tax Matters.

(i) The Purchaser, the Company and the Sellers shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns pursuant to this Section 6.5 and any audit or Action with respect to Taxes. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information which are reasonably relevant to any such audit or Action and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Company and the Sellers agree (A) to retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by the Purchaser or the Sellers, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (B) to give the other Party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other Party so requests, the Company or the Sellers, as the case may be, shall allow the other Party to take possession of such books and records.

(ii) The Purchaser and the Sellers further agree, upon request, to use their commercially reasonable efforts to obtain any certificate or other document from any Governmental Entity or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed with respect to the Transactions.

(c) Amended Tax Returns. After the Closing, the Purchaser and its Affiliates shall not, and shall not cause or permit the Company to (i) amend or cause to be amended any income, franchise or other similar Tax Return of the Company (or file any new income, franchise or other similar Tax Return of the Company in a jurisdiction with which the Company has not previously filed Tax Returns) for a Pre-Closing Tax Period, (ii) make any election with respect to income, franchise or other similar Taxes that has a retroactive effect with respect to any Pre-Closing Tax Period, or (iii) initiate any voluntary disclosure agreement or similar process with any Governmental Entity with respect to any Pre-Closing Tax Period, in each case, without the prior written consent of the Sellers’ Representative (which consent shall not be unreasonably withheld, delayed or conditioned).

(d) Transaction Tax Deductions. To the maximum extent permitted by applicable Law, Transaction Tax Deductions shall be reflected on the Tax Returns of the Sellers and the Company, as applicable, for the Pre-Closing Tax Period. For this purpose, “Transaction Tax Deductions” means any item of loss, deduction, or credit of the Sellers or the Company resulting from or attributable to fees, costs, and expenses of Sellers or the Company related to or arising out of the Transactions, and which (in each case) are (i) paid by Sellers or the Company prior to the Closing Date, (ii) reflected as a current liability in the calculation of Net Working Capital Amount, or (iii) included in the calculation of Closing Transaction Expenses.

(e) Audits.

(i) The Purchaser shall provide the Sellers’ Representative with notice of any written inquiries, audits, examinations or proposed adjustments by the IRS or any other Tax authority, which relate to any Pre-Closing Tax Periods of the Company (“Tax Proceedings”) within twenty (20) days of the receipt of such notice. The Purchaser shall have the sole right to represent the interests of the Company in any Tax Proceedings, provided, the Sellers’ Representative shall have the right to (A) control any Tax Proceedings related to an income, franchise or other similar Tax Return for a Pre-Closing Tax Period and (B) participate in any other Tax Proceedings and to employ counsel of its choice at its own expense. The Purchaser shall not settle any such Tax Proceedings that could reasonably be expected to materially increase the Taxes for which the Sellers would be liable under applicable Law or for which the Sellers are required to indemnify the Purchaser Indemnified Persons pursuant to this Agreement without the consent of the Seller’s Representative, which consent shall not be unreasonably withheld, delayed or conditioned.

(ii) The Purchaser and the Company shall execute and deliver to the Sellers’ Representative such powers of attorney and other documents as may be necessary or appropriate to give effect to the foregoing participation rights.

(iii) To the extent the provisions of this Section 6.5(e) conflict with the provisions of Section 7.5(b), the provisions of this Section 6.5(e) shall control.

(f) Certain Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees, including any related penalties and interest, incurred in connection with the Transaction Documents (“Transfer Taxes”) shall be borne fifty percent (50%) by the Sellers, on the one hand, and fifty percent (50%) by the Purchaser, on the other hand. The party required by Law to file any necessary Tax Returns with respect to such Transfer Taxes shall file all such Tax Returns and other documentation with respect to all such Transfer Taxes and pay all such Taxes, and the non-filing Parties shall timely reimburse the filing Parties upon receipt of written notice of payment of any such Transfer Taxes. The Parties shall cooperate to minimize any Transfer Taxes to the extent permitted by applicable Law.

(g) Tax Refunds. The Sellers shall have the right to any Tax refunds actually received by the Company arising from any payments for Taxes made by the Company relating to any Pre-Closing Tax Period or in respect of refundable credits for amounts paid prior to the Closing (to the extent such refunds are not reflected as an asset in the calculation of the Net Working Capital Amount, as finally determined).  The Purchaser shall cooperate with the Sellers’ Representative to file any applicable Tax Returns to claims such Tax refunds or credits and shall pay such amounts to the Sellers no later than ten (10) days after the receipt or availability of such refunds, less reasonable costs incurred in obtaining such refund. Notwithstanding anything in this Agreement to the contrary, in the event that a cash refund of Taxes that relate to any Pre-Closing Tax Period is subsequently determined by any Governmental Entity to be less than the amount paid by the Purchaser to the Sellers, the Sellers shall promptly return any such disallowed amounts (plus any interest in respect of such disallowed amount owed to a Governmental Entity) to the Company.

(h) Tax Treatment. The Parties agree to treat for all U.S. federal income Tax purposes (i) the purchase and sale of the Units pursuant to this Agreement in accordance with Revenue Ruling 99-6 (Situation 2) as a sale of the interests of a partnership by the Sellers and a purchase of the Company’s assets by the Purchaser, (ii) the Note as not “readily tradable”, within the meaning of Section 453(f)(5) of the Code, (iii) the Purchaser Shares as not issued and outstanding until the Purchaser Shares Issuance Date, and (iv) the purchase and sale of Units pursuant to this Agreement as an “installment sale”, within the meaning of Section 453(b) of the Code. The Purchaser, the Company, and the Sellers shall (i) treat and report the transactions contemplated by this Agreement in all respects consistently with this Section 6.11(h) for all U.S. federal, state, local and foreign Tax purposes and (ii) not take any actions or positions inconsistent with the foregoing, unless required by a Tax Authority.

(i) Purchase Price Allocation. The Purchaser, at its expense, shall engage an independent third party valuation firm for the purposes of appraising and valuing the assets and allocating the Aggregate Consideration among the assets of the Company in accordance with Section 1060 of the Code and the regulations promulgated thereunder (the “Allocation”) and in a manner consistent with Exhibit C. The Purchaser shall provide the Seller Representative with the Allocation within one hundred twenty (120) days of the Closing Date. The Seller Representative shall provide its comments on the Allocation within thirty (30) days of the receipt of the Allocation, and the Purchaser shall consider in good faith the Seller Representative’s reasonable comments and deliver a final Allocation to the Seller Representative within thirty (30) days after receipt of any such comments from the Seller Representative. The final Allocation shall be conclusive and binding upon the Sellers, Purchaser and the Company for all purposes, and the Parties agree that all returns and reports (including IRS Form 8594) and all financial statements shall be prepared in a manner consistent with (and the Parties shall not otherwise take a position on a Tax Return that is inconsistent with) the Allocation unless otherwise required by Law.

(j) Form W-9. At the Closing, each Seller shall deliver a properly executed IRS Form W-9 to the Purchaser.

6.6 Sellers’ Representative.

(a) Each Seller, by virtue of its execution of this Agreement, hereby makes, constitutes and appoints the Sellers’ Representative, with full power of substitution and re-substitution, as its sole, exclusive, true and lawful agent, representative and attorney-in-fact for such Seller with respect to any and all matters relating to, arising out of, or in connection with this Agreement, including, in such Seller’s name, place, and stead to sign, execute, deliver and perform any Transaction Documents required to be executed by such Seller (or any Transaction Documents by which such Seller is otherwise bound), to make and authorize amendments to, or waivers of, this Agreement or any other Transaction Document, to enforce the obligations of the Purchaser or the Company under this Agreement or any other Transaction Document, to give and receive all notices required or permitted by the Sellers’ Representative under this Agreement or any other Transaction Document, and to defend and/or settle any indemnification claims made by the Purchaser or the Company or any other Indemnified Person pursuant to the terms of this Agreement or any other Transaction Document. This power of attorney is a special power of attorney coupled with an interest and is irrevocable, and shall survive the Closing and death, disability, legal incapacity, bankruptcy, insolvency, dissolution, or cessation of existence of any Seller. This power of attorney may be exercised by the Sellers’ Representative by listing the Seller executing any Transaction Document with the signature of the Sellers’ Representative acting as attorney-in-fact for such Seller. The Sellers’ Representative (in its capacity as such) shall have no Liability to the Purchaser, the Company or the Sellers, or any of their respective Affiliates or Representatives, with respect to any action taken or omitted to be taken in its capacity as the Sellers’ Representative, except with respect to any Liability resulting from the Sellers’ Representative’s gross negligence or willful misconduct. Each Seller hereby forever releases and discharges the Sellers’ Representative from any and all Liability which may arise in connection with the Sellers’ Representative’s performance in good faith and any acts or omissions which such Sellers’ Representative takes on behalf of the Sellers and their shareholders in accordance with the terms of this limited power of attorney, except in the case of gross negligence or willful misconduct of the Sellers’ Representative.

(b) Each Seller shall indemnify and hold harmless and reimburse the Sellers’ Representative from and against such Seller’s Pro Rata Portion of any and all Liabilities, losses, damages, claims, costs or expenses suffered or incurred by the Sellers’ Representative arising out of or resulting from any action taken or omitted to be taken by the Sellers’ Representative under this Agreement or the other Transaction Documents, other than such Liabilities, losses, damages, claims, costs or expenses arising out of or resulting from the Sellers’ Representative’s gross negligence or willful misconduct, and in the event there are any remaining funds in the Escrow Account to be distributed to the Sellers at the termination of the Escrow Account pursuant to Section 2.4, such funds shall first satisfy any such loss, Liability, or expense incurred by the Sellers’ Representative and thereafter the Sellers’ Representative shall be entitled to recover any such losses, Liabilities or expenses from the Escrow Account prior to the distribution of funds to the Sellers.

(c) The Purchaser is hereby relieved from any Liability to any Person for any action taken by or on behalf of the Purchaser in accordance with any decision, act, consent, or instruction of the Sellers’ Representative.

(d) The Sellers’ Representative may only be removed upon delivery of written notice to Purchaser signed by the Sellers owning at least sixty-seven percent (67%) of the outstanding Units immediately prior to the Closing. If the Sellers’ Representative resigns, dies or becomes legally incapacitated, the Sellers owning at least a majority of the outstanding Units immediately prior to the Closing promptly shall designate in writing to the Purchaser a single Person to fill the Sellers’ Representative vacancy as the Sellers’ Representative hereunder. If at any time there shall not be a Sellers’ Representative or the Sellers fail to designate a successor Sellers’ Representative, then the Purchaser may have a court of competent jurisdiction appoint such Sellers’ Representative hereunder.

6.7 R&W Policy. From and after the Closing, the Purchaser shall use commercially reasonable efforts to maintain in full force and effect the R&W Policy. The Purchaser shall pay and be responsible for (x) the premium of the R&W Policy and (y) any and all underwriting fees, brokerage fees, and legal fees for counsel engaged by the insurer of the R&W Policy, surplus lines Tax and any other costs and expenses associated with obtaining the R&W Policy and binding coverage thereunder. The Purchaser agrees not to take any action to amend, restate or terminate any provision of the R&W Policy in a manner adverse to the Sellers without the express prior written consent of the Sellers’ Representative.

6.8 Reserved.

6.9 Release. Effective as of the Closing Date, each of the Sellers, on behalf of itself and its Affiliates, legal representatives, successors and assigns (collectively, the “Releasors”), hereby releases, acquits and forever discharges, to the fullest extent permitted by Law, including by contractually shortening any applicable statute of limitations, each of the Purchaser, the Company and each of their respective past, present or future officers, managers, directors, shareholders, partners, members, Affiliates, employees, counsel, agents and other representatives (each a “Releasee”) of, from and against any and all actions, causes of action, claims, demands, damages, judgments, debts, dues and suits of every kind, nature and description whatsoever (collectively “Claims”) which such Person ever had, now has or may have on or by reason of any matter, cause or thing whatsoever related to the Company prior to the Closing; provided, however, that the foregoing release shall not cover (and the definition of Claims shall not include) (i) any rights and interest of the Releasors expressly provided for in this Agreement and the Transaction Documents, (ii) any rights to or claims of indemnification, exculpation or advancement of expenses provisions for the benefit of directors, managers, officers, employees or other individuals contained in the Indemnification Agreements, any insurance policies or the Company’s Organizational Documents, (iii) any rights to which any Releasor (and any owner thereof) is entitled by virtue of his or her status as an employee or consultant of any Releasee pursuant to any Employee Plan (including earned employee benefits that remain unpaid or unused accrued vacation as of the Closing Date) and any accrued compensation that remains unpaid as of the Closing Date and specifically set forth on Section 6.9 of the Company Disclosure Schedule, (iv) any claims for reimbursement for expenses incurred in the ordinary course of each such Releasor’s employment or service to any Releasee which are reimbursable under the expense reimbursement policies of such Releasee, (v) any claims pursuant to any written commercial agreement set forth on Section 6.9 of the Company Disclosure Schedule between a Releasor, on the one hand, and a Releasee, on the other hand, in effect on the date hereof, and (vi) any claims that are not permitted to be released under applicable Law. Each Seller agrees not to, and agrees to cause its respective controlled Affiliates not to, assert any Claim with respect to the matters expressly released hereby against the Releasees. In addition, each Seller specifically waives the benefit of any and all provisions, rights and benefits conferred by any law of any state or territory of the United States, or principle of common law, which is similar, comparable or equivalent to California Civil Code section 1542, as well as the rights and benefits conferred by California Civil

Code section 1542 itself, which reads as follows: A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH DEBTOR. Each Seller understands and acknowledges the significance and consequence of this specific waiver. Each Seller acknowledges that such Seller has received or has had the opportunity to receive independent legal advice from its attorneys regarding this waiver, and each Seller hereby assumes full responsibility for any damages, loss or liability which it may hereunder incur by reason of such waiver.

6.10 Settlement Amounts. From and after the Closing, the Purchaser shall exercise commercially reasonable efforts to enter into a settlement agreement with respect to the litigation referred to on Section 6.10 of the Company Disclosure Schedule (the “Litigation”) on the terms, in all material respects, as those set forth in the draft settlement agreement in respect thereof made available to the Purchaser prior to the Closing Date; provided, that in no event shall the Purchaser or the Company be required to incur out-of-pocket expenses in excess of the amount referenced as the “maximum Litigation out-of-pocket expenses” set forth on Section 6.10 of the Company Disclosure Schedule in connection with the exercise of such commercially reasonable efforts. IriSys shall have the right to any and all amounts actually received by the Company (through installment or otherwise) incident to the Litigation (the “Recovery”), whether by judgment, settlement, a combination thereof, and is an asset owned by IriSys, and the Purchaser waives and releases any and all claims it may have therein and thereto (to the extent such amounts are not reflected as an asset in the calculation of the Net Working Capital Amount, as finally determined); provided, however, that the amount of any Recovery under this Section 6.10 shall be net of any reasonable out-of-pocket collection costs of the Purchaser or any subsidiary thereof (including the Company) incurred after the Closing in obtaining such amounts (including payment of any legal expenses of outside counsel of the Purchaser or any subsidiary thereof (including the Company) related thereto that are incurred after the Closing, and to the extent that any such legal expenses of the Company are outstanding and unpaid as of the Closing, such legal expenses outstanding as of the Closing) net cash of Taxes of the Company incurred in the year of and in connection with such receipt and any payments made hereunder. The Purchaser shall cause the Company to pay any Recovery to IriSys within ten (10) Business Days of the Company’s receipt of any and such amounts shall be deemed to constitute additional Aggregate Consideration (notwithstanding the definition thereof).

6.11 Employee Equity Grants. On or promptly following the Closing Date, and subject in all cases to the approval of the board of directors of the Purchaser (which approval the Purchaser shall use its reasonable best efforts to so promptly obtain), the Purchaser shall grant to certain employees and service providers of the Company as of the Closing Date, in consultation with the Sellers’ Representative, restricted stock units and/or options to purchase shares of Purchaser Common Stock, in each case, in an aggregate number of shares of Purchaser Common Stock set forth on Section 6.11 of the Disclosure Schedules, which restricted stock units and options to purchase shares of Purchaser Common Stock shall be issued pursuant to the Purchaser’s Amended and Restated 2018 Equity Incentive Plan.

6.12 Patent Matters. Following the Closing, in the event Purchaser reasonably requests, in writing to Irisys within one year following the Closing, a non-exclusive license to use the patent rights set forth on Section 6.12 of the Disclosure Schedules (the “Licensed Technology”) solely for the use with a client of the Company in the Company’s ordinary course of business following the Closing, IriSys agrees to negotiate in good faith for a reasonable period of time with the Purchaser and the Company for such a non-exclusive license, which shall be on customary and market terms for such a non-exclusive license.

Article VII
INDEMNIFICATIONS; SURVIVAL

7.1 Survival of Representations, Warranties and Covenants. All representations, warranties and covenants contained in this Agreement shall survive the Closing and remain in full force and effect for the duration of the Indemnity Period, other than with respect to (a) (i) the Company Fundamental Representations, which shall survive until six (6) years following the Closing Date and (ii) the representations and warranties of the Company set forth in Section 5.8 (the “Company Tax Representations”) which shall survive until the expiration of the applicable statute of limitations with respect to the applicable matter; and (b) each covenant or agreement contained in this Agreement that is to be performed on or following the Closing Date which shall survive the Closing and remain in full force and effect until such covenant or agreement has been fully performed or fulfilled in accordance with its terms (the respective expiration dates for the survival of the representations and warranties and covenants and agreements shall be referred to herein as the “Expiration Date”), except that any representation, warranty, covenant or agreement that would otherwise terminate in accordance with clause (a) or (b) will continue to survive if a Claim Notice shall have been timely given to the Indemnifying Person by the Indemnified Person (which if the Sellers are the Indemnifying Persons, the Indemnified Person shall provide such Claim Notice to the Sellers’ Representative) on or prior to such applicable Expiration Date, until the related claim for indemnification has been satisfied or otherwise resolved as provided in this Article VII.

7.2 Indemnification by the Sellers. Subject to the terms, conditions and limitations of this Article VII, following the Closing, the Sellers shall, on a several (and not joint and several) basis (based on their relative Pro Rata Portion), indemnify and defend the Purchaser and its Affiliates (including, after the Closing, the Company), and their respective successors, assigns, officers, directors, stockholders, members, employees and agents (collectively, the “Purchaser Indemnified Persons” and each, a “Purchaser Indemnified Person”) against, and hold them harmless from, any Loss suffered or incurred by any such Purchaser Indemnified Person, or to which such Purchaser Indemnified Person may be or become subject, arising or resulting from or based upon:

(a) any breach of any representation or warranty of any Seller contained in this Agreement;

(b) any breach of any representation or warranty of the Company contained in this Agreement or in any certificate delivered to Purchaser hereunder;

(c) any breach of any covenant by any Seller or the Sellers’ Representative contained in this Agreement;

(d) any breach of any covenant by the Company (prior to the Closing) contained in this Agreement;

(e) any Closing Indebtedness or any Closing Transaction Expenses that are not specifically included in the calculation of the Aggregate Consideration;

(f) any inaccuracy in the Consideration Spreadsheet or the distribution of any portion of the Aggregate Consideration by the Purchaser in the manner set forth in the Consideration Spreadsheet or as otherwise directed by the Sellers’ Representative; and

(g) any Taxes of the Company or the Sellers for any taxable period ending on or before the Closing Date or for the portion of the Straddle Period through the end of the Closing Date (to the extent not included as a current liability in the calculation of the Net Working Capital Amount, as finally determined) and 50% of the Transfer Taxes.

7.3 Indemnification by the Purchaser. Subject to the terms, conditions and limitations of this Article VII, following the Closing, the Purchaser shall indemnify and defend the Sellers and their respective successors, assigns, officers, directors, stockholders, members, employees and agents (collectively, the “Seller Indemnified Persons” and each, a “Seller Indemnified Person”), against, and hold them harmless from, any Loss suffered or incurred by any such Seller Indemnified Person, or to which such Seller Indemnified Person may be or become subject, arising or resulting from or based upon: (a) any breach of any representation or warranty of the Purchaser contained in this Agreement or in any certificate delivered by the Purchaser hereunder; and (b) any breach of any covenant by the Purchaser contained in this Agreement.

7.4 Indemnity Limitations.

(a) Notwithstanding anything to the contrary contained in this Agreement:

(i) The Purchaser Indemnified Persons shall not be entitled to indemnification pursuant to Section 7.2(a) or Section 7.2(b) unless and until the aggregate of all Losses arising from indemnity claims made by Purchaser Indemnified Persons under Section 7.2(a) or Section 7.2(b) exceeds Two Hundred Fifty Thousand Dollars ($250,000) (the “Basket Amount”), and if the aggregate amount of such indemnifiable Losses under Section 7.2(a) or Section 7.2(b) reaches the Basket Amount, the Purchaser Indemnified Persons shall be entitled to seek indemnity recourse for such indemnifiable Losses solely in excess of the Basket Amount; provided, that, the foregoing indemnification limitations shall not apply to indemnity claims made by Purchaser Indemnified Persons pursuant to Section 7.2(a) or Section 7.2(b) with respect to Company Fundamental Representations or Company Tax Representations.

(ii) The aggregate Liability of the Sellers under Section 7.2(a) or Section 7.2(b) will not exceed the Indemnity Escrow Amount remaining at any given time in the Escrow Account and the Purchaser, on behalf of itself and the other Purchaser Indemnified Persons, agrees not to seek, and shall not be entitled to recover, any Losses in excess of such Indemnity Escrow Amount (and the R&W Policy shall be the sole source of recourse for the Purchaser Indemnified Persons) pursuant to Section 7.2(a) or Section 7.2(b); provided, that, the foregoing indemnification limitations shall not apply to indemnity claims made by the Purchaser Indemnified Persons pursuant to Section 7.2(a) or Section 7.2(b) with respect to Company Fundamental Representations or Company Tax Representations. The aggregate Liability of the Sellers under Section 7.2(a) or Section 7.2(b) with respect to with respect to Company Fundamental Representations or Company Tax Representations and under Section 7.2(c) through Section 7.2(g) shall not exceed, in the aggregate, the Aggregate Consideration actually received by the Sellers hereunder (the “Cap”) and the Purchaser, on behalf of itself and the other Purchaser Indemnified Persons, agrees not to seek, and shall not be entitled to recover, any Losses or other payments pursuant to claims made by Purchaser Indemnified Persons in excess of the Cap.

(iii) With respect to any indemnifiable Losses arising out of or resulting from any breach by any Seller under Section 7.2(a) or Section 7.2(c), Purchaser, on behalf of itself and the other Purchaser Indemnified Persons, will only have the right to seek recourse directly against such applicable Seller who committed such breach of Section 7.2(a) or Section 7.2(c), as applicable, subject to the other terms, conditions and limitations contained herein

(iv) Prior to seeking recovery directly from the Sellers pursuant to claims made by the Purchaser Indemnified Persons pursuant to Section 7.2(a) or Section 7.2(b) with respect to Company Fundamental Representations or Company Tax Representations, the Purchaser Indemnified Persons shall first seek recourse against the Indemnity Escrow Amount and the R&W Policy and to the extent that the Indemnity Escrow Amount and R&W Policy is fully exhausted or recovery therefrom has been denied, the Purchaser Indemnified Persons may seek recourse directly against the Sellers on a several (and not joint and several) basis (based on their relative Pro Rata Portion), subject to the terms, conditions and limitations contained herein; provided, that in the case of any Seller who holds (or will hold) Purchaser Shares as of the applicable payment date for such indemnification obligation, any such direct payment obligation may be satisfied at such Seller’s option by the forfeiture and delivery (if applicable) to the Purchaser of a number of Purchaser Shares (valued for such purpose at the closing price of the Purchaser Common Stock as of the trading day immediately prior to the applicable payment date) having an aggregate value equal to the amount of such Seller’s applicable portion of such indemnification obligation, and such Seller and the Purchaser shall take such actions as are reasonably necessary to transfer (or forfeit, if applicable) such number of Purchaser Shares to the Purchaser; provided, further, that if any payment obligations remain outstanding to any Seller under the Note as of the applicable payment date, such direct payment obligation may also be satisfied at such Seller’s option by a decrease to the outstanding principal amount of the Note owing to such Seller.

(v) The Purchaser Indemnified Persons shall have no right to set off against any Closing Adjustment Surplus Amount or other amount payable to the Sellers (or their Affiliates) under this Agreement or any other Transaction Document in satisfaction of any indemnity rights that the Purchaser Indemnified Persons may have under this Agreement.

(vi) The limitations set forth in this Section 7.4(a) or otherwise under this Article VII shall not apply, and nothing herein shall be construed to limit any Purchaser Indemnified Person’s rights or remedies, in the case of any claim for fraud.

(b) Notwithstanding anything to the contrary contained in this Agreement:

(i) The Seller Indemnified Persons shall not be entitled to indemnification pursuant to Section 7.3(a) unless and until the aggregate of all Losses arising from indemnity claims made by Seller Indemnified Persons hereunder exceeds the Basket Amount, and if the aggregate amount of such indemnifiable Losses reaches the Basket Amount, the Seller Indemnified Persons shall be entitled to seek indemnity recourse for any such indemnifiable Losses in excess of the Basket Amount; provided, that, the foregoing indemnification limitations shall not apply to indemnity claims made by Seller Indemnified Persons pursuant to Section 7.3(a) with respect to Purchaser Fundamental Representations.

(ii) The aggregate Liability of the Purchaser under Section 7.3 will not exceed the Cap and the Sellers, on behalf of themselves and the other Seller Indemnified Persons, agree not to seek, and shall not be entitled to recover, any Losses or other payments in excess of the Cap; provided, that, the foregoing limitation shall not apply to any breach by the Purchaser of Section 2.4 or any other obligations of the Purchaser to pay any portion of the Aggregate Consideration or any other consideration required to be paid to the Sellers hereunder.

(c) The amount of any Loss for which indemnification is provided under this Article VII shall be net of (i) any amounts actually recovered by the Indemnified Person from any third party (including insurance proceeds, including under the R&W Policy) as a result of the facts or circumstances giving rise to the Losses, to the extent such recovery would result in duplicative recoveries to such Indemnified Person for the same Losses and (ii) any Tax benefits that are actually realized by Indemnified Person as a result of the incurrence of Losses from which indemnification is sought in the taxable year in which such indemnification payment is made, the immediately subsequent taxable year; provided, that for the avoidance of doubt, no Purchaser Indemnified Person shall have any obligation to repay any amounts received by the Purchaser

Indemnified Parties from the Indemnity Escrow Amount and applied towards the satisfaction of the retention under the R&W Policy.

(d) Each Indemnified Person shall mitigate Losses suffered, incurred or sustained by such Indemnified Person arising out of any matter for which such Indemnified Person has sought indemnification hereunder, to the same extent required by Delaware Law.

(e) In no event shall any Purchaser Indemnified Person be entitled to indemnification to this Article VII with respect to a specific Loss to the extent such Loss is actually and specifically included in the calculation of the Closing Cash Consideration, as finally determined in accordance with Section 2.7, including any such Loss that is related to any reserve or other similar item included in such calculation.

(f) Any Liability for indemnification under this Article VII shall be determined without duplication of recovery by reason of the set of facts giving rise to such Losses constituting a breach of more than one representation, warranty, covenant or undertaking, or one or more rights to indemnification.

(g) For purposes of determining (i) the amount of any Losses arising out of, relating to or resulting from any failure of any representation or warranty to be true and correct, and (ii) whether or not such failure has occurred, such representations and warranties shall be considered without giving effect to any limitation or qualifications as to “materiality,” “Company Material Adverse Change”, “Seller Material Adverse Change”, or “Purchaser Material Adverse Change”, or any other derivation of the word “material.”

(h) Notwithstanding any other provision hereof, no Seller shall be liable to any Purchaser Indemnified Persons for Losses indemnifiable pursuant to Section 7.2(a) to the extent arising from or related to the fraudulent conduct of another Seller, and instead liability for the entire amount of such Losses shall rest with such Seller who engaged in such fraudulent conduct, and such indemnification obligation shall not be limited to such Seller’s Pro Rata Portion.

(i) Notwithstanding anything to the contrary contained in this Agreement, the Purchaser Indemnified Persons shall not be entitled to indemnification under this Article VII for Losses with respect to (i) any Taxes that are attributable to a taxable period (or portion thereof) beginning after the Closing Date and that arise from a breach of representations and warranties set forth in Section 5.8 (Tax Matters) (other than Sections 5.8(c), (d) or (n)), or (ii) the amount, value or condition of, or any limitations on, any Tax asset or attribute (e.g., net operating loss or Tax credit) of the Company or any of its Subsidiaries, including the ability of the Purchaser or any of its Affiliates (including the Company and its Subsidiaries after the Closing) to utilize such Tax asset or attribute following the Closing, in each case, in a taxable period (or portion thereof) beginning after the Closing Date.

(j) The indemnities provided under this Article VII are intended only for the Indemnified Persons and are in no way intended to, nor shall they, constitute an agreement for the benefit of, or be enforceable by, any other Person.

7.5 Procedures Relating to Indemnification.

(a) Claims Procedure.

(i) An Indemnified Person shall give prompt written notice (a “Claim Notice”) to the Indemnifying Person (which if the Sellers are the Indemnifying Persons pursuant to Section 7.2, the Indemnified Person shall provide such Claim Notice to the Sellers’ Representative for all purposes of this Article VII) after the Indemnified Person first becomes aware of any event or other facts that has resulted or that would reasonably be expected to result in any Loss for which the Indemnified Person is entitled to any indemnification under this Agreement, and such notice shall contain (A) a description and, if known, the estimated amount of any Loss incurred or reasonably expected to be incurred by the Indemnified Person, (B) a reasonable explanation of the basis for the Claim Notice to the extent of the facts then known by the Indemnified Person and (C) a demand for payment of such Loss; provided that failure to give such notification shall not affect the indemnification provided hereunder except to the extent, and only to the extent that, the Indemnifying Person shall have been actually and materially prejudiced as a result of such failure.

(ii) The Sellers’ Representative (if the Indemnifying Persons are the Sellers pursuant to Section 7.2) or the Purchaser (if the Indemnifying Persons are the Purchaser pursuant to Section 7.3) may in good faith, at any time on or before the tenth Business Day following its receipt of a Claim Notice (the “Objection Period”), object to the claim made in such Claim Notice by delivering written notice to the Indemnified Person and the Escrow Agent (a “Claim Objection”). The Claim Objection shall set forth in reasonable detail the good faith reasons for the objection to such claim for indemnification, and the amount of any claimed Loss which is disputed. If the Sellers’ Representative (if the Indemnifying Persons are the Sellers pursuant to Section 7.2) or the Purchaser (if the Indemnifying Persons are the Purchaser pursuant to Section 7.3), as applicable, does not timely deliver a Claim Objection, or delivers a Claim Objection that does not object to all of the Losses set forth in the Claim Notice, the Indemnifying Persons shall be deemed to have accepted and agreed with all or such portion of the claim and shall be conclusively deemed to have consented to the recovery by the Indemnified Person of all or such portion of the Losses specified in the Claim Notice. If the Sellers’ Representative (if the Indemnifying Persons are the Sellers pursuant to Section 7.2) or Purchaser (if the Indemnifying Persons are the Purchaser pursuant to Section 7.3) timely delivers a Claim Objection, the Purchaser and the Sellers’ Representative, as applicable, shall attempt in good faith to agree upon the rights of the respective parties with respect to the disputed items of Losses and if the parties are not able to fully resolve all such differences within sixty (60) days from the applicable party’s receipt of a Claim Objection, the Purchaser or the Sellers’ Representative, as applicable, shall have the right to pursue legal recourse pursuant to Section 7.5(b) below.

(b) Third-Party Claims

(i) In order for an Indemnified Person to be entitled to any indemnification provided for under this Agreement in respect of, arising out of or involving a claim or demand made by any Person against the Indemnified Person (a “Third-Party Claim”), such Indemnified Person must provide the Indemnifying Person with a Claim Notice regarding the Third-Party Claim promptly and in any event within ten (10) Business Days after receipt by such Indemnified Person of written notice of the Third-Party Claim; provided that failure to give such notification shall not affect the indemnification provided hereunder except to the extent, and only to the extent that, the Indemnifying Person shall have been actually and materially prejudiced as a result of such failure. Thereafter, the Indemnified Person shall deliver to the Indemnifying Person, as promptly as practicable after the Indemnified Person’s receipt thereof and to the extent permitted by applicable Law, copies of all notices and documents (including court papers) received by the Indemnified Person relating to the Third-Party Claim.

(ii) Subject to Section 7.5(b)(iii), if a Third-Party Claim is made against an Indemnified Person, the Indemnifying Person will be entitled to assume the defense thereof with counsel selected by the Indemnifying Person and reasonably acceptable to the Indemnified Person. If the Indemnifying Person so elects to assume the defense of a Third-Party Claim, the Indemnifying Person will not be liable to the Indemnified Person for legal fees and expenses subsequently incurred by the Indemnified Person in connection with the defense thereof except as otherwise set forth herein. If the Indemnifying Person assumes such defense, the Indemnified Person shall have the right, at its own expense, to participate in the defense thereof and, at its own expense, to employ counsel reasonably acceptable to the Indemnifying Person, separate from the counsel employed by the Indemnifying Person, it being understood that the Indemnifying Person shall control such defense. If the Indemnifying Person chooses to defend or prosecute any Third-Party Claim, all the Parties hereto shall reasonably cooperate in the defense or prosecution thereof. Such cooperation shall include the retention and (upon the Indemnifying Person’s request) the provision to the Indemnifying Person of records and information which are reasonably relevant to such Third-Party Claim, and making officers, directors, employees and agents of the Indemnified Person reasonably available on a mutually convenient basis to provide information, testimony at depositions, hearings or trials, and such other assistance as may be reasonably requested by the Indemnifying Person and in a manner which does not unreasonably interfere with the business and operations of the Indemnified Person. Whether or not the Indemnifying Person shall have assumed the defense of a Third-Party Claim, the Indemnified Person shall not admit any Liability with respect to, or settle, compromise or discharge, such Third-Party Claim without the Indemnifying Person’s prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned). The Indemnifying Person shall not admit any Liability with respect to, or settle, compromise or discharge any Third-Party Claim without the Indemnified Person’s prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned); provided that the Indemnified Person shall agree to any such admission of Liability, settlement, compromise or discharge of a Third-Party Claim that the Indemnifying Person may recommend if and only if (A) the Indemnified Person will have no Liability with respect to such Third-Party Claim and will be released in full in connection with such Third-Party Claim; and (B) the same would not impose any injunction or other equitable remedies on the Indemnified Person or its business.

(iii) Notwithstanding anything contained herein to the contrary, if (A) the Indemnifying Person fails to notify the Indemnified Person within ten (10) Business Days after receipt of any Claim Notice of a Third-Party Claim that the Indemnifying Person elects to defend the Indemnified Person pursuant to the terms hereunder, (B) the Indemnifying Person elects to defend the Indemnified Person pursuant to the terms hereunder but, upon petition by the Indemnified Person, a court of competent jurisdiction rules that the Indemnifying Person has failed to diligently prosecute or settle the Third-Person Claim, (C) such Third-Party Claim seeks an injunction or other equitable relief against the Indemnified Party or alleges a criminal violation, (D) the conduct of such defense by the Indemnifying Party would be inappropriate due to a conflict between the Indemnified Party and the Indemnifying Party, (E) the amount in dispute exceeds the maximum amount for which an Indemnifying Party could be liable pursuant to this Article VII in light of the limitations on indemnification herein, (F) the Indemnifying Party does not agree in writing that the Indemnifying Party is obligated to pay for any Losses arising from or related to such Third-Party Claim (subject to the limitations on indemnification set forth in Section 7.4, and (G) the Third-Party Claim involves a customer, supplier or other material business relationship of the Company, then the Indemnified Person shall have the right to defend, at the sole cost and expense of the Indemnifying Person, the Third-Person Claim by all appropriate proceedings, which proceedings shall be prosecuted by the Indemnified Person to a final conclusion or settled, subject to the limitations on settlement by the Indemnified Person set forth in this Agreement and subject to the other terms, conditions and limitations of the indemnification obligations of the Indemnifying Person(s) under this Agreement.

7.6 Further Acknowledgement by the Purchaser.

(a) The Purchaser has conducted its own independent review and analysis of the Evaluation Materials, the Company, the Company’s business and the assets, Liabilities, results of operations and financial condition of the Company. The Purchaser has undertaken such investigation as it has deemed necessary in connection with the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the Transactions.

(b) Without limiting the generality of the foregoing, no Purchaser Indemnified Person shall have any claim or right to recovery pursuant to this Agreement or otherwise, with respect to (i) any information, documents or materials furnished, delivered or made available by the Sellers, the Company or its Affiliates, officers, directors, employees, agents or advisors to the Purchaser and/or its Affiliates or Representatives in certain “data rooms,” management presentations or any other form in contemplation of the Transactions or (ii) any projections, forecasts, estimates, plans or budgets of future revenue, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of the Company or the future business, operations or affairs of the Company heretofore or hereafter delivered to or made available to the Purchaser and/or its Affiliates or Representatives.

(c) The Purchaser acknowledges that it is consummating the Transactions without any representation or warranty, express or implied, by the Company or the Sellers or any of their respective Affiliates or Representatives except as expressly set forth in Article IV or Article V herein (as modified by the Company Disclosure Schedule) or any other Transaction Document to which the Company or the Sellers is a party or in any certificate or other document or instrument to be delivered to the Purchaser pursuant to this Agreement or any such other Transaction Document. The Purchaser acknowledges that, except for the matters that are expressly covered by the provisions of this Agreement or any other Transaction Document to which the Company or the Sellers is a party or in any certificate or other document or instrument to be delivered to the Purchaser pursuant to this Agreement or any such other Transaction Document, it is relying on its own investigation and analysis in entering into both the Transaction Documents and the Transactions.

(d) Notwithstanding the foregoing, nothing herein shall limit any rights or remedies of the Purchaser in the case of a claim for fraud.

7.7 Tax Treatment of Indemnification Payments. Any indemnification payments made to the Purchaser pursuant to this Agreement shall be treated as an adjustment to the Aggregate Consideration unless otherwise required by applicable Law.

7.8 Exclusive Remedy. Except for (a) the Sellers’ Representative’s indemnities under Section 6.6 and the remedies set forth in Section 2.7 with respect to the final determination of the Closing Cash Consideration and (b) any non-monetary equitable relief to which any Party hereto may be entitled from and after the Closing, the indemnification provisions contained in this Article VII are intended to provide the sole and exclusive remedy following the Closing as to all Losses any Party may incur arising from or relating to the Agreement and the Transactions, and each Party hereby waives, to the full extent they may do so, any other rights or remedies that may arise under any applicable Law.

Article VIII

CLOSING DELIVERABLES

8.1 Closing Deliverables of the Company and the Sellers. The Company and the Sellers, as applicable, shall have delivered, or cause to be delivered, to the Purchaser the following:

(a) a certificate of a duly authorized officer of the Company, dated as of the Closing Date, expressly certifying: (A) a copy of the resolutions duly adopted by the managers of the Company authorizing the execution, delivery and performance by the Company of each Transaction Document to which the Company is a party and the consummation of the Transactions; (B) a certified copy of the certificate of formation of the Company; and (C) a certificate, dated not more than five (5) Business Days prior to the Closing, as to the good standing of the Company from the Secretary of State of California;

(b) the Escrow Agreement, duly executed by the Sellers’ Representative and the Escrow Agent;

(c) the written resignations of all of the managers and officers of the Company (except as otherwise agreed by the Purchaser), effective as of the Closing, in a form reasonably satisfactory to the Purchaser;

(d) certificates evidencing the Units, if applicable, duly endorsed in blank or accompanied by unit powers duly executed in blank, or such other certificates or instruments effective under applicable Law to transfer ownership of the Units, in each case, in form and substance reasonably satisfactory to the Purchaser for valid transfer of title to the Units to the Purchaser;

(e) a payoff letter issued by each holder of Closing Indebtedness identified by the Purchaser to be repaid concurrently with the Closing, which sets forth (A) the amount required to repay in full all Indebtedness owed to such holder at the Closing (the “Closing Repaid Indebtedness”), (B) the wire transfer instructions for the repayment of such Closing Repaid Indebtedness to such holder, and (C) if applicable, a release of all Liens granted by the Company to such holder or otherwise arising with respect to such Closing Repaid Indebtedness, effective upon repayment of such Closing Repaid Indebtedness (collectively, the “Payoff Letters”);

(f) a properly executed certificate of non-foreign status from each Seller in a form reasonably acceptable to Purchaser conforming to the requirements of Treasury Regulations Section 1.1445-2(b)(2);

(g) a properly completed and executed IRS Form W-9 from the Company and each Seller;

(h) each Restrictive Covenant Agreement, duly executed by the parties thereto; and

(i) the Note, duly executed by the Purchaser.

8.2 Closing Deliverables of the Purchaser. The Purchaser shall have delivered, or caused to be delivered, to the Sellers the following:

(a) a certificate of a duly authorized officer of the Purchaser, dated as of the Closing Date, expressly certifying a copy of the resolutions duly adopted by the board of directors of the Purchaser authorizing the execution, delivery and performance by the Purchaser of each Transaction Document to which the Purchaser is a party and the consummation of the Transactions;

(b) the Escrow Agreement, executed by a duly authorized officer of the Purchaser and the Escrow Agent; and

(c) a copy of a filed Listing of Additional Shares application for the listing of the Purchaser Shares on NASDAQ.

Article IX

MISCELLANEOUS

9.1 Governing Law. This Agreement will be governed by and construed in accordance with the internal Laws of the State of Delaware applicable to agreements made and to be performed entirely within such State, without regard to the conflicts of Law principles that would require the application of any other Law.

9.2 Jurisdiction.  Each of the Parties irrevocably consents to the exclusive jurisdiction and venue of any court within Wilmington, Delaware in connection with any Action based upon or arising out of this Agreement or the Transactions and irrevocably waives, to the fullest extent permitted by Law, any objection which it may now or hereafter have to the laying of the venue of any such Action in any such court or that any such Action which is brought in any such court has been brought in an inconvenient forum. Process in any such Action may be served on any Party anywhere in the world, whether within or without the jurisdiction of any such court.

9.3 Waiver of Jury Trial. THE PARTIES HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT OR OTHERWISE. THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE TRIAL BY JURY AND THAT ANY ACTION WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY SHALL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

9.4 Expenses. Whether or not the Transactions are consummated, and except as otherwise provided in this Agreement, each Party to this Agreement will bear its respective fees, costs and expenses incurred in connection with the preparation, negotiation, execution and performance of this Agreement or the Transactions (including legal, accounting and other professional fees).

9.5 Attorneys’ Fees. If any Action for the enforcement of this Agreement is brought with respect to or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions hereof, the successful or prevailing Party shall be entitled to recover its reasonable attorneys’ fees and other costs incurred in that Action, in addition to any other relief to which it may be entitled.

9.6 Waiver; Remedies Cumulative. The rights and remedies of the Parties to this Agreement are cumulative and not alternative. Neither any failure nor any delay by any Party in exercising any right, power or privilege under this Agreement or any of the other Transaction Documents will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable Law, (a) no claim or right arising out of this Agreement or any of the other Transaction Documents can be discharged by one Party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other Parties; (b) no waiver that may be given by a Party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one Party will be deemed to be a waiver of any obligation of that Party or of the right of the Party giving such notice or demand to take further action without notice or demand as provided in this Agreement or any of the other Transaction Documents.

9.7 Notices. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be deemed given to a Party when (a) delivered by hand, (b) one (1) Business Day after being sent by a nationally recognized overnight courier service (costs prepaid), (c) sent by facsimile or email with confirmation of transmission by the transmitting equipment, or (d) received by the addressee, if sent by certified mail, postage prepaid and return receipt requested, in each case to the following:

if to the Purchaser (or, after the Closing, the Company), to:

Recro Pharma, Inc.

1 E. Uwchaln Ave, Suite 112

Exton, PA 19341

Attention: Ryan Lake

Email: ryan.lake@recrocdmo.com

with a copy (which shall not constitute notice) to:

Troutman Pepper Hamilton Sanders LLP

3000 Two Logan Square

Philadelphia, PA 19103

Attention: Rachael Bushey and Jen Porter

Email: rachael.bushey@troutman.com; jennifer.porter@troutman.com if to the Sellers or the Sellers’ Representative (or, prior to the Closing, the Company), to:

IriSys, Inc.

Attention: Gerald Yakatan

13813 Boquita Drive

Del Mar, CA 92014

Email: gyakatan@sbcglobal.net

with a copy (which shall not constitute notice) to:

Wilson Sonsini Goodrich & Rosati

Professional Corporation

12235 El Camino Real

San Diego, California 92130

Attention: Martin J. Waters and Jason Skolnik

Fax: (858) 350-2399

Email: mwaters@wsgr.com; jskolnik@wsgr.com

Any Party may change its contact information for notices and other communications hereunder by written notice to the other Parties hereto in accordance with this Section 9.7.

9.8 Assignment. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of the Parties hereto and their respective successors and assigns; provided, that this Agreement and the rights and obligations hereunder shall not be assignable or transferable by any Party without the prior written consent of the other Parties hereto and any assignment or transfer not in compliance with the above shall be null and void, except as set forth in Section 2.4(b) above.

9.9 No Third-Party Beneficiaries. Except for contemplated third-party beneficiaries as expressly provided in this Agreement relating to provisions benefiting Indemnified Persons under Article VII herein or as set forth in Section 2.12, this Agreement is for the sole benefit of the Parties hereto and their permitted successors and assigns and nothing herein expressed or implied shall give or be construed to give to any Person, other than the Parties hereto and such successors and assigns, any legal or equitable rights, remedy or claim hereunder.

9.10 Amendments. No amendment to this Agreement shall be effective unless it shall be in writing and signed by the Parties hereto.

9.11 Company Disclosure Schedule. The Company Disclosure Schedule shall be subject to the following terms and conditions: (a) the Company Disclosure Schedule are arranged in sections corresponding to the numbered and lettered sections and subsections contained in Article V, and the disclosures in any section or subsection of the Company Disclosure Schedule shall qualify one or more other sections or subsections in Article V, to the extent it is reasonably apparent from a reading of the text of the disclosure that such disclosure is applicable to such other sections and subsections; (b) no disclosure of any matter contained in the Company Disclosure Schedule shall create an implication that such matter meets any standard of materiality (matters reflected in the Company Disclosure Schedule are not necessarily limited to matters required by this Agreement to be reflected in the Company Disclosure Schedule; such additional matters are set forth for informational purposes only and do not necessarily include other matters of a similar nature, nor shall the inclusion of any item be construed as implying that any such item is “material” for any purpose); and (c) headings and introductory language have been inserted on the sections of the Company Disclosure Schedule for convenience of reference only and shall to no extent have the effect of amending or changing the express description of the sections as set forth in this Agreement.

9.12 Specific Performance. Each of the Parties acknowledges and agrees that irreparable injury to the other Parties hereto may occur in the event that any provision of this Agreement was not performed in accordance with its specific terms or was otherwise breached and that such injury would not be adequately compensable in damages because of the difficulty of ascertaining the amount of damages that will be suffered in the event that this Agreement was breached. It is accordingly agreed that each of the Parties shall be entitled, in addition to any other remedy to which they are entitled at law or in equity, to specific enforcement of, and injunctive relief, without proof of actual damages, to prevent any violation of the terms hereof, and no Party hereto will take action, directly or indirectly, in opposition to a Party seeking such relief on the grounds that any other remedy or relief is available at law or in equity. Any requirements for the securing or posting of any bond with such remedy are hereby waived.

9.13 Construction. In construing this Agreement, including the Exhibits and Schedules hereto, the following principles shall be followed: (a) the terms “herein,” “hereof,” “hereby,” “hereunder” and other similar terms refer to this Agreement as a whole and not only to the particular Article, Section or other subdivision in which any such terms may be employed; (b) except as otherwise set forth herein, references to Articles, Sections, Schedules and Exhibits refer to the Articles, Sections, Schedules and Exhibits of this Agreement, which are incorporated in and made a part of this Agreement; (c) a reference to any Person shall include such Person’s predecessors; (d) all accounting terms not otherwise defined herein have the meanings assigned to them in accordance with GAAP; (e) no consideration shall be given to the headings of the Articles, Sections, Schedules, Exhibits, subdivisions, subsections or clauses, which are inserted for convenience in locating the provisions of this Agreement and not as an aid in its construction; (f) the word “or” is not exclusive and the word “includes” and “including” and their syntactical variants mean “includes, but is not limited to” and “including, without limitation,” and corresponding syntactical variant expressions; (g) a defined term has its defined meaning throughout this Agreement, regardless of whether it appears before or after the place in this Agreement where it is defined, including in any Schedule or Exhibit; (h) the word “dollar” and the symbol “$”

refer to the lawful currency of the United States of America; (i) the plural shall be deemed to include the singular and vice versa and (j) the phrase “made available” to the Purchaser shall mean “made available at least two (2) Business Days prior to the date hereof”.

9.14 Further Assurances. Each Party agrees (a) to furnish upon request to each other Party such further information, (b) to execute and deliver to each other Party such other documents and (c) to do such other acts and things, all as another Party may reasonably request for the purpose of carrying out the intent of this Agreement and the other Transaction Documents.

9.15 Entire Agreement. This Agreement (including any Exhibit or Schedule attached hereto), the Transaction Documents and the Confidentiality Agreement contain the entire agreement and understanding among the Parties hereto with respect to the subject matter hereof and, except as explicitly set forth herein, supersede all prior and contemporaneous oral and written agreements and understandings relating to such subject matter.

9.16 Severability. If any provision of this Agreement or the application of any such provision to any Person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof.

9.17 Mutual Drafting. The Parties hereto are sophisticated and have been represented by counsel who have carefully negotiated the provisions hereof. As a consequence, the Parties do not intend that the presumptions of any Laws or other rules relating to the interpretation of contracts against the drafter of any particular clause should be applied to this Agreement and therefore waive their effects.

9.18 Counterparts; Facsimile. This Agreement may be executed in one or more counterparts, including by facsimile or PDF, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the Parties and delivered to the other Parties.

9.19 Waiver of Conflicts Regarding Representation.

(a) Wilson Sonsini Goodrich & Rosati, P.C. (“WSGR”) has acted as counsel for the Company in connection with the sale of the Company, including the process by which the Company solicited, discussed and negotiated strategic alternatives prior to the date hereof, this Agreement and the other agreements referenced herein or therein and the Transactions (collectively, the “Sale Engagement”) and, in that connection, not as counsel for any other Person, including the Purchaser or any of its Affiliates. Only the Company shall be considered a client of WSGR in the Sale Engagement. Notwithstanding anything contained herein to the contrary, if any Seller (or the Sellers’ Representative) so desires, WSGR shall be permitted, without the need for any future waiver or consent, to represent any Seller or the Seller’s Representative (each, a “Seller Party”) after the Closing in connection with any matter related to the matters contemplated by this Agreement or any other agreements referenced herein or therein or any disagreement or dispute relating thereto and may in connection therewith represent the agents or Affiliates of any Seller Party, in any of the foregoing cases including in any dispute, litigation or other adversary proceeding against, with or involving the Purchaser, or any of its agents or Affiliates.

(b) To the extent that communications between the Company or any Seller Party, on the one hand, and WSGR, on the other hand, relate solely to the Sale Engagement, such communication shall be deemed to be attorney-client confidences that belong solely to the Sellers’ Representative, for and on behalf of the Seller Parties. Neither the Purchaser, nor any of its Affiliates, shall have access to any such communications or the files or work product of WSGR, to the extent that they relate solely to the Sale Engagement, whether or not the

Closing occurs. Without limiting the generality of the foregoing, the Purchaser acknowledges and agrees, for itself and on behalf of its Affiliates, upon and after the Closing: (i) the Sellers’ Representative, for and on behalf of the Seller Parties, and WSGR shall be the sole holders of the attorney-client privilege with respect to information that relates solely to the Sale Engagement, and neither the Purchaser nor any of its Affiliates, shall be a holder thereof; (ii) to the extent that files or work product of WSGR that relate solely to the Sale Engagement constitute property of the client, only the Sellers’ Representative, for and on behalf of the other Seller Parties, shall hold such property rights and have the right to waive or modify such property rights; and (iii) WSGR shall have no duty whatsoever to reveal or disclose any such attorney-client communications, files or work product to the Purchaser or any of its Affiliates, by reason of any attorney-client relationship between WSGR and the Company to the extent relating solely to the Sale Engagement; provided that, to the extent any communication is both related and unrelated to the Sale Engagement, the Sellers’ Representative, for and on behalf of the other Seller Parties, shall instruct WSGR to provide copies of such communications, files or work product to the Purchaser or its Affiliates (with only that information that solely relates to the Sale Engagement redacted). Notwithstanding the foregoing, if after the Closing a dispute arises between the Purchaser or one or more of its Subsidiaries, on the one hand, and a third party other than (and unaffiliated with) any Seller Party, on the other hand, then the Purchaser or such Subsidiary (to the extent applicable) may assert the attorney-client privilege to prevent disclosure to such third party of confidential communications of the Current Representation; provided, that neither the Purchaser nor any of its Subsidiaries may waive such privilege without the prior written consent of the Sellers’ Representative; provided, further, that no Seller Party will waive attorney-client privilege without the prior written consent of the Purchaser in the event that a dispute or investigation or audit arises after the Closing between the Purchaser or the Company, on the one hand, and a third party, on the other hand.

[SIGNATURES ON NEXT PAGE]

IN WITNESS WHEREOF, the undersigned Parties have executed this Unit Purchase Agreement as of the date first written above.

PURCHASER:

RECRO PHARMA, INC.

By: /s/ J. David Enloe, Jr.

Name: J. David Enloe, Jr.

Title: Chief Executive Officer and President

COMPANY:

IRISYS, LLC

By: /s/ Gerald Yakatan

Name: Gerald Yakatan

Title: Chief Executive Officer

SELLERS:

IRISYS, INC.

By: /s/ Gerald Yakatan

Name: Gerald Yakatan

Title: Chief Executive Officer

CONTINENT PHARMACEUTICALS U.S., INC.

By: /s/ Ying Luo

Name: Ying Luo

Title: CEO GNI Group

EPS AMERICAS CORP.

By: /s/ Kaz Ichinose

Name: Kaz Ichinose

Title: President and CEO

SELLERS’ REPRESENTATIVE:

IRISYS, INC.

By: /s/ Gerald Yakatan

Name: Gerald Yakatan

Title: Chief Executive Officer